Exhibit 2.1

PURCHASE AGREEMENT

by and among

MCN ENERGY ENTERPRISES, INC. - Seller,

DTE ENERGY COMPANY - Seller Parent,

ATN MICHIGAN, LLC - Buyer,

and

ATLAS ENERGY RESOURCES, LLC – Buyer Parent

For the Purchase and Sale of all the Shares

of DTE Gas & Oil Company, a Michigan Corporation

Dated as of May 18, 2007

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A	CO2 Plant Operating Agreement
Exhibit B	Custer Plant

SCHEDULES

Seller Disclosure Schedule	1.1(a)	Persons With Knowledge – Seller
Disclosure Schedule	1.1(b)	Persons With Knowledge – Buyer
Seller Disclosure Schedule	1.1(c)	Preferential Rights
Seller Disclosure Schedule	3.2(a)	Capital Stock
Seller Disclosure Schedule	3.2(c)	Subsidiaries
Seller Disclosure Schedule	3.4	Conflicts
Seller Disclosure Schedule	3.5(a)	Company Permits
Seller Disclosure Schedule	3.5(b)	Consents
Seller Disclosure Schedule	3.9	Material Contracts
Seller Disclosure Schedule	3.11(a)	Leased Properties and Encumbrances
Seller Disclosure Schedule	3.11(b)	Personal Property
Seller Disclosure Schedule	3.11(c)	Intellectual Property
Seller Disclosure Schedule	3.11(e)	Banks and Authorized Persons
Seller Disclosure Schedule	3.11(a)	Tax Return Extensions
Seller Disclosure Schedule	3.11(b)	Notices of Tax Assessments
Seller Disclosure Schedule	3.19(d)	Extensions of Tax Statutes of Limitations
Seller Disclosure Schedule	3.13(a)	Employee Information
Seller Disclosure Schedule	3.15(a)	Employee Benefit Plans
Seller Disclosure Schedule	3.17	Seller’s Security
Seller Disclosure Schedule	3.19(a)	Oil and Gas Contracts
Seller Disclosure Schedule	3.19(b)	Exceptions to Oil and Gas Contracts
Seller Disclosure Schedule	3.19(c)	Non-performance
Seller Disclosure Schedule	3.19(d)	Termination or Material Default
Seller Disclosure Schedule	3.19(e)	Notice of Termination
Seller Disclosure Schedule	3.19(f)	Hedges
Seller Disclosure Schedule	3.20(a)	Real Property
Seller Disclosure Schedule	3.21(a)	Oil and Gas Properties
Seller Disclosure Schedule	3.21(a)(iii)	Capital Expenditures
Seller Disclosure Schedule	3.21(a)(v)	Outstanding Drilling Proposals
Seller Disclosure Schedule	3.21(a)(vi)	Accrued Suspense Funds
Seller Disclosure Schedule	3.21(a)(vii)	Royalty Claims
Seller Disclosure Schedule	3.21(b)	Imbalances
Seller Disclosure Schedule	3.21(c)	Production Sales
Seller Disclosure Schedule	3.21(d)	Expenses
Seller Disclosure Schedule	3.21(e)	Encumbrances of Fixtures, Facilities and Equipment
Seller Disclosure Schedule	3.21(f)	Oil and Gas Leases and Wells

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Seller Disclosure Schedule	3.23(a)	Sales Lines
Seller Disclosure Schedule	3.23(c)	Abandoned Sales Lines and Equipment
Seller Disclosure Schedule	3.24(a)	Environmental Investigations
Seller Disclosure Schedule	3.24(b)	Environmental Proceedings
Seller Disclosure Schedule	3.24(c)	Environmental Permits
Seller Disclosure Schedule	3.25	Affiliate Transactions
Seller Disclosure Schedule	4.1(f)	Allocated Values
Disclosure Schedule	6.4(b)	Preliminary Sales Prices
Seller Disclosure Schedule	7.1(c)	DTE Software
Seller Disclosure Schedule	7.1(c)	DTE Software
Seller Disclosure Schedule	7.7(e)	Transition Services
Disclosure Schedule	7.10(a)	Transitioned Employees
Seller Disclosure Schedule	9.13	DTE Plants

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of this 18th day of May, 2007, is made by and among MCN ENERGY ENTERPRISES, INC., a Michigan corporation (“Seller”), DTE ENERGY COMPANY, a Michigan corporation (“Seller Parent”), ATN Michigan, LLC, a Delaware limited liability company (“Buyer”), and ATLAS ENERGY RESOURCES, LLC, a Delaware limited liability company (“Buyer Parent”).

RECITALS:

WHEREAS, Seller owns all of the capital stock of DTE Gas & Oil Company, a Michigan corporation (the “Company”);

WHEREAS, the Company owns and operates a natural gas exploration and production business located in Traverse City, Michigan (the “Business”); and

WHEREAS, Buyer desires to purchase from Seller all of the issued and outstanding capital stock of the Company on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions.

The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accountant” has the meaning established in Section 2.3(e)(i).

“Adjustments” means the Working Capital Adjustment, the Capex Adjustment and any adjustment to the Initial Purchase Price pursuant to Article IV.

“Affiliate” has the meaning established in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” has the meaning established in the preamble.

“Allocated Value” means the monetary amount for each Well, Oil and Gas Lease or unit, as set forth on Seller Disclosure Schedule 4.1(f) as determined by Purchaser and agreed upon by Seller, for purposes of determining Title Defect Amounts and Environmental Defect Amounts.

“Business” has the meaning established in the recitals.

“Business Day” means a day on which banks are not authorized or required to close in New York City or the State of Michigan.

“Buyer” has the meaning established in the preamble.

“Buyer Group” has the meaning established in Section 11.4(a).

“Buyer Material Adverse Effect” has the meaning established in Section 5.1.

“Buyer Parent” has the meaning established in the preamble.

“Buyer’s Sales Price Notice” has the meaning established in Section 6.4(b).

“Buyer’s Security” has the meaning established in Section 7.3.

“Capex Adjustment” has the meaning established in Section 2.3(a)(ii).

“CERCLA” has the meaning given in the definition of “Environmental Law” set forth in this Section 1.1.

“Claim” means any demand, claim, notice of violations, administrative proceeding, filing, action, order or suit which is actually made, given or instituted by an unaffiliated third party (including any Governmental Entity).

“Claim Notice” has the meaning established in Section 11.4(h).

“Closing” has the meaning established in Section 2.4(a).

“Closing Date” has the meaning established in Section 2.4(a).

“Closing Date Balance Sheet” has the meaning established in Section 2.3(c).

“Closing Date Working Capital” has the meaning established in Section 2.3(c).

“Closing Estimate” has the meaning established in Section 2.3(b).

“Closing Statement” has the meaning established in Section 2.3(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning established in the recitals until the consummation of the merger contemplated by Section 7.15; thereafter, it shall refer to, subject to the limitation contained in the preamble to Article III, refer to the limited liability company which is the surviving company in such merger.

“Company Assets” has the meaning established in Section 3.24.

“Company Financial Statements” has the meaning established in Section 3.10.

“Company Permits” has the meaning established in Section 3.5(a).

“Competing Transaction” has the meaning established in Section 7.12(a).

“Confidentiality Agreement” means the Confidentiality Agreement between Buyer Parent, the Company and DTE Gas Resources, Inc., dated as of February 27, 2007.

“Consents” means all authorizations, consents, orders or approvals of, or registrations, declarations, exemptions, licenses, permits or filings with, or expiration of waiting periods imposed by, any Governmental Entity, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, any contract.

“Cure Period” has the meaning established in Section 4.2(a).

“Current Assets” means and shall include all cash, cash equivalents, short-term investments, any accrued revenue associated with accounts receivable, and other current assets of the Company as reflected on the financial statements of the Company on the date of determination, and in each case determined consistently with the past practices of the Company; provided that, as used in this Agreement, Current Assets shall not include income Tax assets or margin receivables.

“Current Liabilities” means and shall include all accounts payable and accrued expenses and liabilities as reflected in the financial statements of the Company as of the date of determination, and in each case as determined in accordance and determined consistently with the past practices of the Company; provided that as used in this Agreement, Current Liabilities shall not include income Tax liabilities or margin payables.

“Custer Plant” means that certain CO2 treating facility identified on the plat attached hereto as Exhibit B to this Agreement, and the assets related to such CO2 treating facility.

“Damages” means any cash, out-of-pocket liabilities, costs or expenses (including reasonable attorneys’ fees and the costs of any investigation), judgments, fines, losses, claims, direct damages and amounts paid in settlement thereof, but not including any Title Defect Amount or Environmental Defect Amount.

“Deductible Amount” has the meaning established in Section 11.4(d).

“Defect Basket” has the meaning established in Section 4.4.

“Defensible Title” has the meaning established in Section 4.1(e).

“Disclosure Schedule” means the Schedules provided by Buyer under this Agreement.

“Dispute Notice” has the meaning established in Section 2.3(d).

“DTE Energy” means DTE Energy Company, the parent company of Seller.

“DTE Marks” has the meaning established in Section 7.6(a).

“DTE Software” means that software used in the Business and that will be transferred to Company, as set forth in Seller Disclosure Schedule 7.1(c).

“Effective Date” means 11:59 p.m. New York time on June 29, 2007.

“Employees” means those employees of the Seller or any applicable Affiliate who work at or for the Business and who provide services primarily to the Company.

“Employee Plans” has the meaning established in Section 3.15(a).

“Employee Transition Date” has the meaning established in Section 7.10(a).

“Encumbrance” means any lien, mortgage, security interest, tax lien, levy, option, right of first refusal, easements, charge, debenture, deed of trust, right-of-way, restriction, agreement, encroachment, license, lease, permit, security agreement or any other encumbrance or any restriction or limitation on the use of real or personal property.

“Environmental Defect” means:

(i) any violation of, or condition or circumstance giving rise to liability under, any Environmental Law on any Oil and Gas Property, or which arises from the ownership, record keeping, construction, maintenance, repair or operation thereof; or

(ii) any condition or circumstance with respect to any Oil and Gas Property or the ownership, record keeping, construction, maintenance, repair or operation thereof, which could (without notice or the lapse of time or both) result in or give rise to, an Environmental Defect; and

(iii) in either of case (i) or (ii), that is reasonably expected to reduce the value of the affected Oil and Gas Property by more than $25,000, result in a civil penalty or fine of more than $25,000 or require more than $25,000 to cure or otherwise remediate.

“Environmental Defect Amount” has the meaning established in Section 4.1(f).

“Environmental Defect Arbitrator” has the meaning established in Section 4.3.

“Environmental Defect Notice” has the meaning established in Section 4.1(c).

“Environmental Defect Property” has the meaning established in Section 4.1(d).

“Environmental Law” means all federal, state or local statutes, laws, codes, rules, regulations, ordinances, orders, standards, permits, licenses or requirements (including consent decrees, judicial decisions and administrative orders), presently in force, as amended or reauthorized, pertaining to the protection, preservation or conservation of the environment, the disposal or release of hazardous or toxic substances; or imposing requirements relating to public or employee health and safety, including without limitation, the Comprehensive Environmental

Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. § 300F et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.

“Environmental Permits” means all permits, licenses, registrations, exemptions or approvals issued by or obtained from a Governmental Entity that are required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event” has the meaning given in the definition of “Material Adverse Effect” set forth in this Section 1.1.

“Examination Period” has the meaning established in Section 4.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning established in Section 3.26.

“Final Closing Statement” has the meaning established in Section 2.3(e)(iv).

“Final Purchase Price” has the meaning established in Section 2.1.

“Final Settlement Date” has the meaning established in Section 2.3(d).

“GAAP” means United States generally accepted accounting principles.

“GAAP Financial Statements” has the meaning established in Section 3.10.

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, official, or other instrumentality of the United States of America, or any state or political subdivision thereof or of any foreign jurisdiction.

“Guaranty” has the meaning established in Section 10.1.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 3.27(c).

“Hedge” or “Hedges” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities, to which the Company is bound.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to such act or any successor law.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances produced therewith, extracted, separated, processed and produced therefrom.

“Imbalance” means the quantity of natural gas owed to, or owed by, the Company, by reason of well, pipeline, or processing imbalances or arising under balancing agreements.

“Indebtedness” of any Person means, at any date, without duplication: (i) all obligations of such Person for borrowed money (including bank lines of credit and bank overdrafts, notes payable, and long-term debt, as such terms are defined under GAAP), (ii) all obligations of such Person evidenced by bonds, debentures, notes, or similar instruments, (iii) all obligations of such Person as lessee that are capitalized in accordance with GAAP, (iv) all obligations, contingent or otherwise, of such Person under letters of credit, surety bonds, and similar instruments, (v) all obligations of such Person under or pursuant to interest rate cap contracts, swap contracts, foreign currency exchange contracts, or other hedging or similar contracts (including breakage or associated fees), and (vi) all obligations of such Person in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

“Indemnified Party” has the meaning established in Section 11.4(g).

“Indemnifying Party” has the meaning established in Section 11.4(g).

“Initial Adjustments” has the meaning established in Section 2.3(b).

“Initial Purchase Price” has the meaning established in Section 2.1.

“Intellectual Property” means (i) the DTE Marks, (ii) all patents, patent applications, inventions, discoveries, and processes that may be patentable, (iii) copyright in published and unpublished materials, and (iv) know-how, trade secrets, confidential information, customer lists, software, technical information, data, and data processing technology used by the Company in the Business.

“Knowledge” or “Known” with respect to Seller, means the actual knowledge of the Persons listed on Seller Disclosure Schedule 1.1(a) and with respect to Buyer, Disclosure Schedule 1.1(b), and (ii) with respect to Seller, the knowledge that such Persons would obtain in the course of prudent operation and management of the Company.

“Leased Properties” has the meaning established in Section 3.11(a).

“Liabilities” has the meaning established in Section 3.8.

“LIBOR” means the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) two Business Days prior to the Closing Date. If for any reason such rate is not then available, the term “LIBOR” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) two Business Days prior to Closing Date; provided, however, that if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition, or fact (each an “Event”) (whether or not (i) foreseeable or known as of the date of this Agreement or (ii) covered by insurance) affecting the business, condition (financial or other), capitalization, assets, liabilities, or results of operations of the Company, taken as a whole, that, individually or in the aggregate with any other Event, has resulted in or given rise to, or would reasonably be expected to result in or give rise to, aggregate losses of 10% of the Initial Purchase Price or more suffered or incurred, or being suffered or incurred, by the Company; provided, however, that for the purposes of determining whether a Party is required to provide indemnity pursuant to Section 11.4(a)(ii) following the Closing, the foregoing 10% number shall instead be 5%. Excluded from such Events for the purpose of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur are (A) Title Defects, (B) Environmental Defects (C) Events arising from the public announcement of this Agreement and the transactions contemplated hereby, and (D) Events that (i) affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, (ii) result from international, national, regional, state or local economic conditions or (iii) result from an adverse change in financial or banking markets generally.

“Material Contracts” means any and all contracts, obligations, undertakings, agreements, notes, bonds, debentures, guaranties, leases, licenses, or other agreements or commitments (whether written or oral) to which the Company is a party or is bound and that are material to the Business (excluding Oil and Gas Contracts, Oil and Gas Leases, Employee Plans and all liabilities or obligations to Employees that Buyer does not assume under Section 7.10(e)), including, without limitation (a) any partnership, joint venture or other similar contract involving a sharing of profits, losses, costs or liabilities, other than the formation documents of Company, or any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of shares, sale of interests, sale of assets or otherwise) of the Company, (b) any contract that limits the freedom of the Company to compete in any line of business, geographic area or with any Person, (c) any warranty, guaranty, indemnity or other similar undertaking with respect to a contractual performance extended by the Seller or the Company other than in the Ordinary Course of Business and which could reasonably be expected to result in a liability to the Company of more than $1,000,000, (c) any contract, the termination of which or the failure of which to be renewed, would reasonably be expected, individually or in the aggregate, to be material to the Business, (d) any contract that would prevent the consummation of the transactions contemplated by this Agreement, compliance by the Seller with the terms, conditions and provisions hereof or the continued operation of the Business after the Closing Date on substantially the same basis as historically operated, or (e) any contract that would require a payment exceeding $1,000,000 to be made by Seller, either before or after the Closing, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

“Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to a Well, Oil and Gas Lease or unit.

“Non-Oil and Gas Properties” has the meaning established in Section 3.20(a).

“NORM” means naturally occurring radioactive material.

“Obligations” has the meaning established in Section 10.1.

“Oil and Gas Contracts” has the meaning established in Section 3.19(a).

“Oil and Gas Fixtures, Facilities and Equipment” means Wells, tubing, casing, downhole equipment, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering lines, gathering systems, central production facilities, fixtures, machinery and equipment and all other personal property and fixtures used on or in connection with the operation of the Oil and Gas Properties other than the Sales Lines and easements related to such Sales Lines.

“Oil and Gas Lease” or “Oil and Gas Leases” means oil, gas or mineral (other than coal) leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals (other than coal), contractual rights to acquire any such of the foregoing interests which have been earned by performance, and fee mineral, royalty and overriding royalty interests, net profits interests, production payments and other interests payable out of Hydrocarbon production, in each case, in which the Company has an interest.

“Oil and Gas Property” or “Oil and Gas Properties” means all right, title and interest of the Company in and to (i) the Oil and Gas Leases, (ii) Wells located on the Oil and Gas Leases, and (iii) Oil and Gas Fixtures, Facilities, and Equipment.

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with the past practice of the Company.

“Owned Real Property” has the meaning established in Section 3.20(a).

“Parties” or “Party” means, as a group, or individually, as the case may be, Buyer and Seller.

“Permitted Encumbrances” means (i) liens for taxes which are not yet due and payable or which are being contested in good faith, (ii) normal and customary liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Properties or Oil and Gas Contracts, which obligations are not yet due and pursuant to which the Company is not in default, (iii) mechanic’s and materialman’s liens relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which the Company is not in default, (iv) minor defects and irregularities in title or other restrictions on the use or ownership of property (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, Oil and Gas Contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the Ordinary Course of Business) that are of the nature customarily accepted by prudent operators of oil and gas properties in the Michigan Basin or the Antrim Shale and do not decrease the Net Revenue Interest set forth on Seller Disclosure Schedule 3.21(f), increase the Working Interest (without a proportionate increase in the corresponding Net Revenue Interest) set forth on Seller Disclosure Schedule 3.21(f) or materially affect the value of any property encumbered thereby, (v) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained routinely and subsequent to such sale or conveyance, (vi) preferential rights to purchase and required third party consents to assignments and similar agreements to the extent not triggered by the transactions contemplated by this Agreement and, to the extent set forth on Seller Disclosure Schedule 1.1(c), such preferential rights and consents and similar agreements which are triggered by the transactions contemplated by this Agreement, (vii) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Oil and Gas Properties or the Sales Lines to the extent such matters do not materially interfere with operations on the Oil and Gas Properties or the Sales Lines, (viii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Oil and Gas Properties or the Sales Lines in any manner, and all applicable laws, rules and orders of any Governmental Entity, and (ix) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights.

“Person” means any individual, partnership, joint-stock company, joint venture, corporation, limited liability company, trust, unincorporated organization, or other entity, or a Governmental Entity or subdivision thereof.

“Personal Property” has the meaning established in Section 3.11(b).

“Preliminary Financial Statements” has the meaning established in Section 3.10.

“Proceedings” means all proceedings, litigation, arbitrations, actions, claims, suits, investigations, and inquiries whether at law or equity, or civil or criminal in nature, by or before any arbitrator or any Governmental Entity.

“Properties” has the meaning established in Section 3.11(b).

“Property Taxes” means ad valorem Taxes on real and personal property, including general assessments and special assessments with respect to such property held by the Company.

“Sales Lines” means all of the Company’s right, title and interest in and to the pipelines used to transport natural gas produced from the Oil and Gas Properties and the oil and gas properties of third parties from the outlet of central production facilities to certain downstream points, as set forth on Seller Disclosure Schedule 3.23(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning established in the preamble.

“Seller Disclosure Schedule” means the schedules provided by Seller under this Agreement.

“Seller Group” has the meaning established in Section 11.4(b).

“Seller Parent” has the meaning established in the preamble.

“Seller Tax Group” has the meaning established in Section 6.2(a).

“Seller’s Exposure” has the meaning established in Section 7.3.

“Seller’s Security” has the meaning established in Section 3.17.

“Shares” means all of the issued and outstanding capital stock of the Company until the consummation of the merger contemplated by Section 7.15; thereafter, it shall refer to all of the outstanding membership interests in the Company.

“State Income Tax” means the Michigan single business tax and any Tax, imposed by a state or political subdivision of a state in the United States or by the District of Columbia, that is based on or measured by net income.

“Subsidiary” means any entity, a majority of the voting equity interests of which are held directly or indirectly by the Company.

“Tax Return” means any report, return, amended return, refund claim, information statement, payee statement or other information provided or required to be provided to any Governmental Entity, with respect to Taxes, including any return of an affiliated, combined or unitary group.

“Taxes” means any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any Governmental Entity, including any interest, penalties, fines, assessments or additions imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

“Terra” means Terra-Westside Processing Company, a Michigan general partnership.

“Title Defect” has the meaning established in Section 4.1(f)(ii).

“Title Defect Amount” has the meaning established in Section 4.1(f).

“Title Defect Arbitrator” has the meaning established in Section 4.3.

“Title Defect Notice” has the meaning established in Section 4.1(c).

“Title Defect Property” has the meaning established in Section 4.1(d).

“Transaction Documents” means this Agreement and all other agreements and documents entered into by the Parties to this Agreement as contemplated by or in connection with this Agreement, including without limitation, any certificates and instruments required to be executed in connection with the consummation of the transactions contemplated by this Agreement or any other contract between the Parties that is expressly agreed by the Parties to constitute a Transaction Document for the purposes of this Agreement.

“Transitioned Employees” has the meaning established in Section 7.10(a).

“Transition Services Agreement” has the meaning established in Section 7.7(e).

“WARN Act” has the meaning established in Section 7.10(g).

“Well” means a well drilled for the purpose of producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons, associated with the Company’s interest in any Oil and Gas Property or lands pooled therewith.

“Westside” means Westside Pipeline Company, a subsidiary of the Company.

“Working Capital” means Current Assets minus Current Liabilities.

“Working Capital Adjustment” has the meaning established in Section 2.3(a)(i).

“Working Interest” means the percentage of costs and expenses attributable to the maintenance, development and operation of a Well, Oil and Gas Lease or unit.

SECTION 1.2 Construction.

(a) All Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to Articles, Sections, Subsections, Schedules, and Exhibits to this Agreement unless otherwise specified. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder,” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear and any reference to a law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced in this Agreement are in U.S. Dollars.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

SALE OF SHARES

SECTION 2.1 Purchase and Sale of the Shares.

Buyer and Seller hereby agree that upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Shares, for a purchase price equal to One Billion Two Hundred Twenty Five Million Dollars ($1,225,000,000) (the “Initial Purchase Price”), as such amount may be finally adjusted in accordance with Section 2.3 and Article IV (the “Final Purchase Price”). BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT THE LIMITATIONS ON, AND DISCLAIMERS OF, WARRANTIES AND REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT, INCLUDING THE PROVISIONS OF SECTIONS 3.21, 3.23, 3.27, and 11.3 HEREOF, ARE A BARGAINED FOR AND MATERIAL PART OF THE CONSIDERATION FOR THE SHARES.

SECTION 2.2 Pre-Closing Distributions and Borrowings.

At any time and from time to time prior to the Closing, including on the Closing Date, Seller may (a) cause the Company to distribute all or any portion of the cash and cash equivalents held by the Company to Seller and (b) cause the Company to incur Current Liabilities in an amount up to the remaining Current Assets of the Company, in each case, so as to reduce the Working Capital of the Company on the Closing Date to zero or as close thereto as is reasonably practicable.

SECTION 2.3 Purchase Price Adjustments.

(a) The Initial Purchase Price shall be increased on a dollar for dollar basis as follows:

(i) to the extent that the Working Capital as of the Closing Date is greater than zero (the “Working Capital Adjustment”); and

(ii) for all capital expenditures by the Company during the period from January 1, 2007 through the Closing Date (the “Capex Adjustment”).

(b) No less than two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer in writing its good faith estimate of the Adjustments (the “Initial Adjustments”), together with its calculation of the Adjustments in reasonable detail (the “Closing Estimate”).

(c) On or before the date that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller (i) a closing balance sheet of the Company (the “Closing Date Balance Sheet”) reflecting the Working Capital as of the Closing Date (the “Closing Date Working Capital”) and (ii) a statement (a “Closing Statement”) setting forth (w) a calculation of the Working Capital Adjustment, (x) the Capex Adjustment, (y) any other Adjustments and (z) the Final Purchase Price, each of which are to be prepared in accordance with the Company’s past accounting practices. Seller shall reasonably cooperate with Buyer in the preparation of the Closing Statement and provide to Buyer such data and information as Buyer may reasonably request supporting the amounts reflected in the Closing Statement.

(d) The Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following delivery thereof by Buyer unless Seller gives written notice of its bona fide disagreement (“Dispute Notice”) to Buyer prior to such date, in which case such Closing Statement (as revised in accordance with clause (e) below, if applicable) shall become final and binding on the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Dispute Notice and (ii) the date upon which the Final Closing Statement is issued by the Accountant. Any Dispute Notice shall specify in reasonable detail the item, dollar amount, and basis of any disagreement asserted.

(e) Closing Statement Dispute Resolution.

(i) During the thirty (30) days following the date upon which Buyer receives a Dispute Notice, Seller and Buyer shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Dispute Notice. If at the end of such thirty (30) day period (or earlier by mutual agreement) Buyer and Seller have not reached agreement on all such matters, Buyer and Seller may mutually agree to extend the time to resolve in writing any differences that they may have with respect to all matters specified in the Dispute Notice. In the absence of any such extension or upon the termination of any such extension without any additional extensions, the matters that remain in dispute may be submitted by either Party to a recognized independent accounting firm agreed by the Parties in writing (the “Accountant”) for review and resolution.

(ii) Not more than fifteen (15) days after the Parties have agreed upon the Accountant, each Party shall submit to the Accountant any supporting materials and calculations with regard to any amounts in dispute in the Closing Statement. The Accountant shall render a decision resolving the matters within thirty (30) days thereafter, unless the Parties reach prior agreement and withdraw the dispute from the Accountant. At the time the Accountant renders its decision, it shall provide a written statement of findings and conclusions regarding the Closing Statement and any disputed amounts set forth therein and shall issue a Final Closing Statement reflecting such decisions.

(iii) The decision of the Accountant shall be final and binding on the Parties. The fees and expenses of the Accountant shall be borne equally by Buyer and Seller. The fees and disbursements of Seller’s independent advisors incurred in connection with the Closing Statement shall be borne by Seller and the fees and disbursements of Buyer’s independent advisors incurred in connection with the Closing Statement shall be borne by Buyer.

(iv) As used in this Agreement, the term “Final Closing Statement” shall mean the Closing Statement issued by Buyer or, if different, the Closing Statement as in effect on the Final Settlement Date.

(f) Not later than ten (10) days after the Final Settlement Date, (i) if the total of the Adjustments set forth on the Final Closing Statement is greater than the total of the Initial Adjustments, Buyer shall pay by wire transfer of immediately available funds to the account or accounts specified by Seller such difference, together with interest at an annual rate equal to the prime rate published in the Wall Street Journal on such date plus two percent (2%) calculated from, but not including, the date thirty (30) days following the Closing Date until, and including, the date on which paid or (ii) if the total of the Adjustments set forth on the Final Closing Statement is less than the total of the Initial Adjustments, Seller shall pay by wire transfer in immediately available funds, to the account or accounts specified by Buyer such difference, together with interest at an annual rate equal to the prime rate published in the Wall Street Journal on such date plus two percent (2%) calculated from, but not including, the date thirty (30) days following the Closing Date until, and including, the date on which paid.

SECTION 2.4 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the later of (i) June 29, 2007 or (ii) the second Business Day following the satisfaction of the last unsatisfied condition precedent set forth in Articles VIII and IX, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York, or at such other time, date or place as the Parties may mutually agree (hereinafter referred to as the “Closing Date”).

(b) At the Closing, Seller shall deliver the following to Buyer:

(i) a duly endorsed certificate evidencing the Shares;

(ii) the original minute book, equity registers, and all other books and records of the Company;

(iii) Secretary’s Certificate of Seller certifying as to, and attaching true and correct copies of:

A. the restated articles of incorporation of Seller, certified as of a recent date by the Michigan Department of Labor and Economic Growth,

B. the articles of incorporation of the Company, as amended, certified as of a recent date by the Michigan Department of Labor and Economic Growth,

C. the bylaws of Seller,

D. the bylaws of the Company,

E. certificate of good standing for Seller from the Michigan Department of Labor and Economic Growth, dated not more than five (5) days prior to the Closing Date,

F. certificate of good standing of the Company from the Michigan Department of Labor and Economic Growth, dated not more than five (5) days prior to the Closing Date, and

G. resolutions of Seller, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby as in full force and effect on the Closing Date;

(iv) Incumbency certificates relating to each Person executing (as a duly authorized officer or otherwise on behalf of another Person) any document executed by Seller and delivered to Buyer hereunder;

(v) the resignation letters of all directors of the Company appointed prior to the Closing Date;

(vi) the certificates contemplated by Section 9.3;

(vii) all consents to the transactions contemplated by Section 9.5; and

(viii) all other documents required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement, including without limitation the Transition Services Agreement, and such other documents as Buyer may reasonably request.

(c) At the Closing, Buyer shall deliver to Seller:

(i) payment equal to the sum of

A. the Initial Purchase Price, subject to

B. the Initial Adjustments, as shown on the Closing Estimate, by wire transfer of immediately available funds to an account designated by Seller to Buyer;

(ii) an amount equal to the amount of cash collateral comprising any portion of Seller’s Security as of the Closing Date, by wire transfer of immediately available funds to an account designated by Seller to Buyer;

(iii) Secretary’s Certificate of Buyer certifying as to, and attaching a true and correct copy of resolutions of Buyer, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby and thereby as in full force and effect on the Closing Date;

(iv) Incumbency certificates relating to each Person executing (as a duly authorized officer or otherwise on behalf of another Person) any document executed by Buyer and delivered to Seller pursuant to the terms hereof;

(v) an appropriately completed and executed amendment to the articles of incorporation of the Company, as amended, removing all references to the DTE Marks to be filed upon Closing with the appropriate Governmental Entity as provided in Section 7.6(b);

(vi) Buyer’s Security;

(vii) the certificates contemplated by Section 8.3; and

(viii) all other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement, including without limitation the Transition Services Agreement, and such other documents as Seller may reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Seller represents and warrants to Buyer that the representations and warranties in this Article III are true, correct and complete as of the date hereof and the Closing Date, except and to the extent disclosed in the Seller Disclosure Schedule, which identifies the Section and subsection to which each disclosure therein relates; provided that (i) Seller will be deemed to have made adequate disclosure with respect to any Section or subsection of any matters that are described elsewhere in the Seller Disclosure Schedule if the applicability of such disclosure to such non-referenced Sections or subsections is reasonably apparent, and whether or not the Seller Disclosure Schedule is referred to in a specific Section or subsection and (ii) all representations and warranties, except those contained in Sections 3.1 and 3.2, are made without consideration of, or giving effect to, the merger contemplated in Section 7.15. Inclusion of any item in the Seller Disclosure Schedule does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality. Seller Parent makes no representation or warranty in this Agreement or otherwise.

SECTION 3.1 Organization, Standing and Power.

(a) Each of Seller, the Company and Westside is duly incorporated, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to conduct the Business as it is now being conducted and to own, lease and operate its property and assets.

(b) Each of the Company and Westside is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction in which ownership of property or the conduct of the Business requires such qualification or license, except where the failure to be so qualified or licensed will not have a Material Adverse Effect.

(c) Each of the Company, Westside and Terra have all requisite power and authority and all governmental licenses, authorizations, permits, consents and approvals to own its properties and assets and to conduct the Business as now conducted, except where the failure to have such licenses, authorizations, permits, consents or approvals would not have a Material Adverse Effect.

SECTION 3.2 Capital Stock.

(a) The number, class and series of the Shares are as set forth in Seller Disclosure Schedule 3.2(a) and constitute all of the issued and outstanding capital stock of the Company. The Shares have been duly authorized and validly issued and are fully paid, and are owned by Seller, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Except as may have been granted, issued, or entered into by Buyer, there are no authorized or outstanding (i) securities convertible into or exchangeable for the equity capital of the Company (ii) options, warrants, or other rights to purchase or subscribe for equity capital of the Company, (iii) contracts, commitments, agreements, understandings, or arrangements of any kind relating to the issuance of any equity capital of the Company or any such convertible or exchangeable securities or any such options, warrants, or rights, pursuant to which Seller or its property is subject or bound, or (iv) interests of any Person that would dilute Seller’s interest in the Company.

(c) The Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of the Shares or to provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person. Except as may have been granted, issued, or entered into by Buyer, and except for this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, agreement with any employee of the Company, right of first refusal, preemptive right, or proxy relating to any equity securities or securities convertible into the equity securities of the Company. Except as set forth on Seller Disclosure Schedule 3.2(c), the Company has no subsidiaries and does not own, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person.

(d) The Company owns all of the issued and outstanding capital stock of Westside.

(e) Westside owns an 85% general partnership interest in Terra.

SECTION 3.3 Authority Relative to this Agreement.

Seller has all requisite corporate authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of Seller and no other proceedings on the part of Seller, including all required approvals of Seller, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement is duly authorized, executed and delivered by Buyer, this Agreement shall constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles and considerations of public policy.

SECTION 3.4 No Conflict or Violation; Consents and Approvals.

Except as set forth on Seller Disclosure Schedule 3.4, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby by Seller does or will (a) violate any provision of the certificate of incorporation or other constituent document of Seller or of the Company, (b) require the consent, waiver, authorization, filing with, notification to or approval of any Governmental Entity, (c) result in a violation, breach, or termination of, or constitute a default under (or give rise to any right of termination, cancellation, acceleration, or any obligation to repay), any of the terms, conditions, or provisions of any indenture, mortgage, note, bond, contract, agreement, Company Permits, or other instrument or obligation to which Seller or the Company is a party or by which Seller or the Company or any of their respective properties or assets may be bound or give rise to any Encumbrance, (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule, or regulation of any Governmental Entity applicable to Seller or the Company or by which any of their respective properties or assets may be bound, or (e) violate any other applicable law, rule, or regulation, except, as to each of (b) through (e) above, for such violations as will not have a Material Adverse Effect.

SECTION 3.5 Compliance with Law.

(a) Seller has complied in all material respects with all applicable orders, writs, judgments, injunctions, decrees, statutes, ordinances, rules, or regulations of any Governmental Entity. The Company has all material permits, licenses, franchises, variances, exemptions, orders, certifications, memberships, consents, or approvals that are necessary to conduct the Business (collectively, the “Company Permits”), as set forth on Seller Disclosure Schedule 3.5(a), a true and correct copy of each of which has been or will be made available for review or copy at Seller’s place of business, and each such Company Permit is in full force and effect. The Company is not in violation in any material respect of the terms of any Company Permit, and no proceedings are pending, or to the Knowledge of Seller, threatened in writing, with respect to any Company Permit that could reasonably result in the revocation of, or loss of any material benefits under, any Company Permit.

(b) Except as set forth on Seller Disclosure Schedule 3.5(b), no consent, approval, or authorization of, or filing, registration, or qualification with, any Governmental Entity or any other Person (on the part of Seller or the Company) is required as a condition to the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder, except where the failure to obtain or make any such consent, approval, authorization, filing, registration, or qualification could not reasonably be expected to be materially adverse to the Company or the Business.

SECTION 3.6 Litigation.

There is no action, investigation, claim, suit, or proceeding pending, or, to the Knowledge of Seller, threatened in writing, against or involving (a) Seller, (b) the Company, (c) Westside, (d) Terra or (e) any properties or rights of Seller, Company, Westside or Terra, whether governmental, public, or private, (x) that seeks to affect the Shares or the transactions contemplated by this Agreement or (y) that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

SECTION 3.7 Fees and Commissions.

No Person is entitled to a fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates other than J.P. Morgan Securities Inc. (all fees and expenses of which are Seller’s obligation).

SECTION 3.8 Absence of Undisclosed Liabilities; Absence of Changes.

The Company does not have any Indebtedness, obligations, or other liabilities, whether accrued, absolute, or contingent (“Liabilities”), of any nature, except Liabilities that (a) are accrued or reserved against in the GAAP Financial Statements or reflected in the notes thereto, (b) were incurred in the Ordinary Course of Business since the respective dates of the GAAP Financial Statements, (c) have been or shall be discharged or paid in full prior to the Closing Date, (d) are not required to be reflected on a balance sheet in accordance with GAAP, or (e) would not individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.9 Material Contracts.

Seller Disclosure Schedule 3.9 sets forth a complete list of all Material Contracts related to the Business or to which the Company is a party, and each such Material Contract has been made available for review by Buyer. As to each Material Contract, (a) it is valid, binding, and in full force and effect and is enforceable against the Company, and, to Seller’s Knowledge, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and considerations of public policy, (b) the Company has performed its obligations required to be performed to date thereunder, except for such non-material nonperformance as would not reasonably be expected to result in any penalty, material default, or claim arising under such Material Contract, (c) to Seller’s Knowledge, there has not occurred any termination event or any material default or event that with the lapse of time or the giving of notice could constitute a default by any other party thereunder, and (d) no notice of termination or non-renewal of, no notice of breach or default under, or any significant dispute with respect to, or any claim for indemnification, or any other pending claims thereunder exists or has been delivered to Seller or the Company, except to the extent such matter has been fully resolved in accordance with such Material Contract without any ongoing liability of the Company with respect thereto.

SECTION 3.10 Financial Statements.

Upon signing this Agreement, Seller will deliver to Buyer copies of the unaudited balance sheet and statements of earnings as of and for the year-ended December 31, 2006 and for the three (3) months ended March 31, 2007 (the “Preliminary Financial Statements”) prepared in accordance with DTE Energy internal accounting and reporting policies applied consistently throughout the periods covered, except that such balance sheet, and statements of earnings for the period ended March 31, 2007 are subject to normal recurring year-end adjustments. Seller will deliver within five (5) Business Days of signing this Agreement copies of the unaudited balance sheet and statements of earnings and cash flows as of and for the year-ended December 31, 2006 and for the three (3) months ended March 31, 2007 (the “GAAP Financial Statements” and, together with the Preliminary Financial Statements, the “Company Financial Statements”) prepared in accordance with GAAP applied consistently throughout the periods covered, except that (i) the GAAP Financial Statements will be made without footnotes and prior comparative period results, and (ii) the GAAP Financial Statements for the period ended March 31, 2007 are subject to normal recurring year-end adjustments. The Company Financial Statements are true and correct in all material respects, derived from the books and records (including the general ledgers) of the Company and accurately reflect such books and records (including the general ledgers) in all material respects, and fairly present the financial position of the Company at the dates thereof and the results of the operations and cash flows of the Company for the periods indicated. To Seller’s Knowledge, the net liabilities reflected on the GAAP Financial Statements will not be materially increased from those disclosed in the Preliminary Financial Statements.

SECTION 3.11 Properties and Encumbrances.

(a) Seller Disclosure Schedule 3.11(a) sets forth a complete list of all leases, subleases, licenses, easements, or other similar contracts or instruments, other than with respect to the Oil and Gas Leases and Sales Lines (collectively, the “Leased Properties”) under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property, the name of the third party lessor, sublessor, grantor, or licensor and the date of the lease or sublease, easements, or licenses and all amendments thereto. The Company has and owns valid leasehold estates or license interests in all of the Leased Property, free and clear of all Encumbrances (including subleases, licenses, rights of use or the like) other than Permitted Encumbrances.

(b) Seller Disclosure Schedule 3.11(b) sets forth a complete list of all material tangible personal property, fixtures, and assets (including equipment), other than the Oil and Gas Properties, Oil and Gas Fixtures, Facilities, and Equipment and Sales Lines, of the Company (the “Personal Property” and together with the Leased Properties, the “Properties”). The Company has title to the Personal Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(c) To the Knowledge of Seller, (i) Seller Disclosure Schedule 3.11(c) sets forth a complete list of all material Intellectual Property owned or used by the Company, (ii) except as would not have a Material Adverse Effect, the Company owns, licenses, or otherwise has sufficient rights to use the Intellectual Property in the conduct of the Business as it is currently used, and (iii) the Company has not infringed upon the Intellectual Property rights of third parties.

(d) Except as set forth on any Material Contracts or Oil and Gas Contracts, the Company does not hold a contractual right or obligation to purchase or acquire any material real estate interest, and the Company has not granted to any person or entity, and to the Knowledge of Seller no person or entity has, any option, right of first refusal, or other contractual right or obligation to acquire title to any of the Properties or any portion thereof or interest therein.

(e) Seller Disclosure Schedule 3.11(e) contains a complete and correct list of the names and locations of all banks in which the Company has accounts and the names of all persons authorized to draw thereon or to have access thereto.

SECTION 3.12 Tax Matters.

(a) Except as set forth on Seller Disclosure Schedule 3.12(a), the Company has timely filed (taking into account all properly granted extensions) all Tax Returns required to be filed by it with respect to all Taxes, and all such Tax Returns are true, correct and complete in all material respects.

(b) Except as set forth on Seller Disclosure Schedule 3.12(b), the Company has paid all Taxes which are shown to have become due and payable by it pursuant to such Tax Returns and has paid all other Taxes for which it has received a notice of assessment or demand for payment.

(c) There are no Encumbrances for Taxes upon the assets or properties of the Company other than liens for Taxes not yet due and those which are being contested in good faith by appropriate proceedings and are disclosed in the Seller Disclosure Schedule.

(d) Except as set forth on Seller Disclosure Schedule 3.12(d), there are no outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment of any Tax for any currently open taxable period with respect to the Company.

(e) To the Knowledge of Seller, there is no pending or proposed deficiency, examination, claim, litigation or other proceeding with respect to Taxes of the Company.

(f) There are no unpaid Taxes of the Company or any other Person the non-payment of which is or could become an Encumbrance upon, or otherwise could adversely affect, any of the assets of the Company or the use thereof or could cause Buyer to incur any liability.

(g) The Company has complied in all material respects with all laws relating to the withholding of Taxes and has duly and timely withheld and collected all required amounts from employee salaries, wages and compensation and from all other amounts paid, and has paid over such amounts to the appropriate taxing authority.

(h) The Company files a consolidated federal income Tax Return with Seller and other members of the affiliated group, within the meaning of Section 1504(a)(4) of the Code, of which Seller is a member.

(i) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

SECTION 3.13 Employees.

(a) Neither Company nor Westside has any employees. Neither Company nor Westside (i) sponsors or maintains, or has any obligation for or under, any plans, policies, programs, arrangements or contracts, whether written or oral, that provide compensation or other benefits, whether or not subject to ERISA, to any present or former Employee, or any dependent or beneficiary thereof or (ii) has any liability (including any contingent liability) as to a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

(b) Seller Disclosure Schedule 3.13(b) includes a complete and accurate list of the following information for each Employee, including each such employee on leave of absence or layoff status: Name, job title, current compensation paid or payable, date of hire and whether the Employee is subject to any employment agreement.

SECTION 3.14 Labor Matters Compliance.

(a) The Seller and applicable Affiliates have complied in all material respects with all legal requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, and other requirements under applicable state and federal law, the payment of social security and similar Taxes and occupational safety and health for Employees. Neither the Seller, the Company nor any Affiliate is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

(b) Neither the Seller nor any Affiliate is a party to, bound by, or in negotiation with respect to any agreement involving the Employees with any employee organization or other employee group, nor, to the Knowledge of Seller, are any Employees represented by any employee organization. No employee organization has been certified or recognized as the collective bargaining representative of any Employee. To Seller’s Knowledge, there are no employee organizational campaigns or representation proceedings under way or threatened with respect to any Employees. There are no existing or, to the Knowledge of Seller, threatened, labor strikes, work stoppages, slowdowns, grievances, unfair labor practice charges, discrimination charges, or labor arbitration proceedings affecting the Company.

(c) Neither the Seller, the Company nor any Affiliate is a party to, bound by, or in negotiation with respect to any agreement with any Employee other than the Employee Plans, including any agreement, plan, or program relating to the purchase or issuance of equity interests in the Company by any Employee.

SECTION 3.15 Employee Benefit Programs.

(a) Seller Disclosure Schedule 3.15(a) lists all of the employee benefit plans and programs, including (i) all retirement, savings, and other pension plans, (ii) all health, severance, insurance, disability, and other employee welfare plans, and (iii) all employment, incentive, equity, change of control, vacation, and other similar plans, whether or not subject to ERISA and whether covering one person or more than one person, pursuant to which any Employee is entitled to any benefit, or that is maintained by the Company or any Affiliate for or to which the Company or any Affiliate contributes on behalf of Employees (the “Employee Plans”). For each Employee Plan, Seller has provided to Buyer the plan documents (including any amendments) and the current summary plan description or, for each Employee Plan for which no plan document or summary plan description exists, a written description of the material terms of such plan.

(b) No Employee Plan constitutes a “multiemployer plan,” as defined in Section 3(37) of ERISA. No event has occurred and no condition exists that could subject the Buyer or the Company on or after the Closing Date to any liability under Title IV of ERISA.

SECTION 3.16 Investment Company.

The Company is not an “investment company” as defined in or subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 3.17 Seller’s Security.

Seller Disclosure Schedule 3.17 contains a true and complete listing of the cash collateral, letters of credit, and guaranties (“Seller’s Security”) in effect as of the date hereof securing the Company’s performance under Material Contracts and other obligations of the Company.

SECTION 3.18 Insurance.

The Company, through insurance policies and programs maintained by DTE Energy and its Affiliates, has insurance policies in full force and effect through the Closing Date for such amounts as are sufficient for all requirements of law and all contracts to which the Company is a party or by which it is bound and the Company has not been advised in writing of any defense to coverage in connection with any claim to coverage asserted under or in connection with any of such insurance policies.

SECTION 3.19 Oil and Gas Contracts.

(a) Seller Disclosure Schedule 3.19(a) sets forth a list of all of the Oil and Gas Contracts as of the date of this Agreement. Each lease and each agreement and other contract of a type described below by which the Company is bound or subject or that are related to the Oil and Gas Properties are referred to herein as the “Oil and Gas Contracts”:

(i) Hydrocarbon purchase or sale agreements, gas transportation agreements, residue gas sales agreements, gas gathering agreements, gas transportation agreements,

gas processing agreements and gas treating agreements, bottomhole agreements, Hydrocarbon storage agreements, facility use agreements, production handling agreements, or other similar contracts and agreements;

(ii) partnership or joint venture agreements;

(iii) agreements pursuant to which the Company has granted any Person, or any Person has granted to Company, a right of first refusal, a preemptive right of purchase, or other option to acquire any Oil and Gas Property;

(iv) farmin or farmout agreements;

(v) joint operating, participation or other similar agreements;

(vi) exploration agreements;

(vii) area of mutual interest agreements;

(viii) pooling, communitization, unitization, or acreage contribution agreements;

(ix) rights of way, surface use, saltwater disposal well and other material agreements relating to the Company’s oil and gas operations entered into in the Ordinary Course of Business;

(x) gas balancing agreements;

(xi) agreements containing seismic licenses, permits and other rights to geological or geophysical data and information relating to the Oil and Gas Leases held by the Company; and

(xii) any written amendment, supplement, modification or waiver in respect of any of the foregoing Oil and Gas Contracts.

(b) Except as set forth on Seller Disclosure Schedule 3.19(b), each Oil and Gas Contract is in full force and effect and is a legal, valid and binding obligation of the Company thereto or bound thereby and, to the Knowledge of Seller and the Company, is enforceable against the other parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and considerations of public policy.

(c) Except as set forth on Seller Disclosure Schedule 3.19(c), the Company has performed its obligations required to be performed to date thereunder, except for such non-material nonperformance as would not reasonably be expected to result in any penalty, material default, or claim arising under such Oil and Gas Contract.

(d) Except as set forth on Seller Disclosure Schedule 3.19(d), to Seller’s Knowledge, there has not occurred any termination event or any material default or event that with the lapse of time or the giving of notice could constitute a default by any other party under an Oil and Gas Contract.

(e) Except as set forth on Seller Disclosure Schedule 3.19(e), no notice of termination or non-renewal of, no notice of breach or default under, or any significant dispute with respect to, or any claim for indemnification, or any other pending claims thereunder exists or has been delivered to Seller or the Company, except to the extent such matter has been fully resolved in accordance with such Oil and Gas Contract without any ongoing liability of the Company with respect thereto.

(f) Except as set forth on Seller Disclosure Schedule 3.19(f), there are no Hedges in place.

SECTION 3.20 Certain Real Property.

(a) Seller Disclosure Schedule 3.20(a) contains a complete and correct list, as of the date of this Agreement, of all real property and interests in real property owned by the Company, Westside or Terra, other than the Oil and Gas Properties and Sales Lines (the “Owned Real Property” and together with the Properties, the “Non-Oil and Gas Properties”), setting forth information sufficient to identify such real property and the legal owner thereof. Except as set forth in Seller Disclosure Schedule 3.20(a), to the extent not constituting Leased Properties, each of the Company and Westside has fee simple title to the Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances.

(b) To the Knowledge of Seller and the Company, the use and operation of the Owned Real Property in the conduct of the Business does not violate in any material respect any instrument of record or agreement affecting the Owned Real Property, and no assertion of such violation has been made against Seller or the Company.

SECTION 3.21 Oil and Gas Properties.

(a) Except as set forth on Seller Disclosure Schedule 3.21(a):

(i) the Company has not received written, or, to the Knowledge of Seller or the Company, oral notice or claim from any Governmental Entity or third party, which remains unresolved as of the date of this Agreement, that any of the Wells are being overproduced and there are no well bore imbalances such that any Well is subject or liable to being shut-in or to any overproduction penalty;

(ii) the Company has not received written, or to the Knowledge of Seller or the Company, oral notice or claim that there has been any change proposed in the production allowables for any Wells;

(iii) except as may be disclosed on Seller Disclosure Schedule 3.21(a)(iii), the Company has not incurred, made or entered into any commitments to incur, capital expenditures, individually or in the aggregate, in excess of $5,000,000 for 2007;

(iv) since March 31, 2007, except as set forth on Seller’s Disclosure Schedule 3.21(a)(iv) the Company has not abandoned, or is in the process of abandoning, any Wells (or removed, nor is in the process of removing, any material items of equipment, except those replaced by items of substantially equivalent suitability and value) on the Oil and Gas Properties;

(v) except as set forth on Seller Disclosure Schedule 3.21(a)(v), there are no outstanding proposals (whether made by the Company or any other party) to drill additional Wells, or to deepen, plug back, or rework existing Wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations, or to abandon any Wells, on the Oil and Gas Properties which, if authorized, would require the expenditure, individually or in the aggregate, of more than $5,000,000 net to the applicable Company’s Working Interest;

(vi) Seller Disclosure Schedule 3.21(a)(vi) sets forth, by owner, the amount of money held in suspense by Company out of the collected proceeds from the sale of Hydrocarbons; and

(vii) except as set forth on Seller Disclosure Schedule 3.21(a)(vii), there are no written, or to the Knowledge of Seller and the Company, oral claims outstanding by owners of royalty, overriding royalty, compensatory royalty or other payments due from or in respect of production from the Oil and Gas Properties that such payments have not been properly and correctly paid or provided for in all material respects.

(b) Seller Disclosure Schedule 3.21(b), sets forth all Imbalances as of March 31, 2007 with respect to the Oil and Gas Properties. Except as set forth on Seller Disclosure Schedule 3.21(b), the Company has not received, or is obligated to receive, prepayments (including payments for gas not taken pursuant to “take-or-pay” arrangements) for any of the Company’s share of the Hydrocarbons produced from the Oil and Gas Properties, as a result of which the obligation exists to deliver Hydrocarbons produced from the Oil and Gas Properties after the Effective Date without then or thereafter receiving payment therefor.

(c) Except as set forth on Seller Disclosure Schedule 3.19(a) or Seller Disclosure Schedule 3.21(c), there exist no agreements or arrangements for the sale of production from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than agreements or arrangements which are cancelable on sixty (60) days notice or less without penalty or detriment.

(d) Except as set forth on Seller Disclosure Schedule 3.21(d), all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Oil and Gas Properties) relating to the ownership or operation of the Oil and Gas Properties, have been, and are being, paid (timely, and before the same become delinquent) by the Company, except such expenses as are disputed in good faith by the Company and for which an adequate accounting reserve has been established by the Company.

(e) Condition of Oil and Gas Fixtures, Facilities and Equipment.

(i) Except as set forth on Seller Disclosure Schedule 3.21(e), the Company has title to all of the Oil and Gas Fixtures, Facilities and Equipment, free and clear of any Encumbrance other than Permitted Encumbrances. Since December 31, 2006, the Oil and Gas Fixtures, Facilities and Equipment have been maintained in accordance with standard industry practice and have operated in a manner consistent with prior operations.

(ii) Except as provided in Section 3.21(e)(i) and Section 3.24, the Oil and Gas Fixtures, Facilities and Equipment are being sold by Seller and will be accepted by Buyer on an “AS IS, WHERE IS” BASIS, “WITH ALL FAULTS” AND WITHOUT RECOURSE, COVENANTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, AND SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES OF MERCHANTABILITY AND ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES RELATING TO THE OIL AND GAS FIXTURES, FACILITIES AND EQUIPMENT, INCLUDING ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND OR NATURE WHATSOEVER.

(f) Seller Disclosure Schedule 3.21(f), contains a complete and correct list of the Wells as of the date hereof, and a complete and correct list of the Oil and Gas Leases, with the Company’s Working Interest and Net Revenue Interest therein. To the Knowledge of Seller, there are no Wells located on the Oil and Gas Leases:

(i) as to which the Company has received an order from any Governmental Entity requiring that such Well be plugged and abandoned; or

(ii) that formerly produced but that are currently shut-in or temporarily abandoned; or

(iii) that, to the Knowledge of Seller and the Company, have been plugged and abandoned but have not been plugged or abandoned in accordance with all applicable requirements of each Governmental Entity having jurisdiction over the Oil and Gas Properties.

SECTION 3.22 Gas Regulatory Matters.

(a) The Sales Lines are intrastate gathering lines used to gather and transport natural gas produced from the Oil and Gas Properties and the oil and gas properties of third parties.

(b) The Company is not a “natural-gas company” under the Natural Gas Act of 1938 (“NGA”) and has not operated or provided services on its gathering facilities in a manner that would subject it to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission under the NGA. The Company has not performed services, and is not subject to regulation, under Section 311 of the Natural Gas Policy Act of 1978.

SECTION 3.23 Sales Lines.

(a) Seller Disclosure Schedule 3.23(a), contains a complete and correct list of all of Seller’s interest, as of the date of this Agreement, in and to the Sales Lines. The Company has title to the Sales Lines, free and clear of any Encumbrance other than Permitted Encumbrances.

(b) Except as set forth on Seller Disclosure Schedule 3.23(c), the Company has not, within the last six (6) months, abandoned (and is not in the process of abandoning) any material portion of the Sales Lines or removed (or in the process of removing) any material items of equipment, except those replaced by items of substantially equivalent suitability and value.

(c) Except as provided in Section 3.23(a), Section 3.23(b) and Section 3.24, the Sales Lines are being sold by Seller and will be accepted by Buyer on an “AS IS, WHERE IS” BASIS, “WITH ALL FAULTS” AND WITHOUT RECOURSE, COVENANTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, AND SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES OF MERCHANTABILITY AND ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES RELATING TO THE SALES LINES, INCLUDING ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND OR NATURE WHATSOEVER.

SECTION 3.24 Environmental Matters.

(a) Seller and the Company have made available to Buyer all material environmental investigations or audits in possession of Seller or the Company addressing the Non-Oil and Gas Properties, the Oil and Gas Properties, the Sales Lines (collectively, the “Company Assets”) and the operations of the Company, a list of which is set forth on Seller Disclosure Schedule 3.24(a).

(b) Except as set forth in Seller Disclosure Schedule 3.24(b),

(i) the Company is conducting its operations in compliance in all material respects with all applicable Environmental Laws; and

(ii) there are no pending or, to the Knowledge of Seller or the Company, threatened, enforcement, clean-up, removal, remediation, mitigation or other claims or Proceedings against the Company under any Environmental Law (including any claim resulting from off-site disposal).

(c) Except as set forth in Seller Disclosure Schedule 3.24(c), the Company has all material Environmental Permits for the ownership and operation of the Company Assets, no Proceeding is pending to revoke any such Environmental Permit and the Company is in material compliance with such Environmental Permits.

SECTION 3.25 Affiliate Transactions.

Except as set forth on Seller Disclosure Schedule 3.25, and except for certain services provided by employees of Seller and/or one or more of its Affiliates, neither Seller nor any

Affiliate of Seller provides or causes to be provided to the Company any products, services, equipment, facilities or similar items that, individually or in the aggregate, are or may reasonably be expected to be material to the Business or the Company Assets. As of the Closing Date, all liabilities or obligations between Seller or any Affiliate of Seller and the Company that are due have been paid or, if due between the date hereof and the Closing, will be paid by Seller, and all allocations of such intercompany expenses will have been or will be applied, in the Ordinary Course of Business. As of the Closing Date, all intercompany indebtedness, other than trade payables incurred in the Ordinary Course of Business, between Seller or any Affiliate of Seller and the Company, has been paid.

SECTION 3.26 Westside and Terra.

At the Closing, the assets owned by Westside and Terra shall comprise only the property, assets, contracts, rights (including rights under permits) and interests necessary for, employed by or held for use by Westside in the ongoing ownership, use, operation and maintenance of the Custer Plant. Subject to the provisions of Section 9.11, all other assets and interests of Westside or Terra (the “Excluded Assets”), and any liabilities associated with the Excluded Assets, shall be transferred to Seller or an Affiliate of Seller prior to the Closing. Neither Westside nor Terra conducts any business other than its direct or indirect ownership, as applicable, of the Custer Plant and the operation of that Plant.

SECTION 3.27 Disclaimers.

(a) EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE CERTIFICATES REFERRED TO IN SECTION 9.3, NO EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND IS MADE BY SELLER OR THE COMPANY, INCLUDING BUT NOT LIMITED TO WARRANTIES OR REPRESENTATIONS RELATING TO

(i) THE COMPANY;

(ii) TITLE OF THE COMPANY IN AND TO THE OIL AND GAS PROPERTIES, OIL AND GAS FIXTURES, FACILITIES, AND EQUIPMENT OR SALES LINES;

(iii) THE CONDITION OF THE OIL AND GAS PROPERTIES, OIL AND GAS FIXTURES, FACILITIES, AND EQUIPMENT OR SALES LINES;

(iv) ANY IMPLIED OR EXPRESS WARRANTY OF DESIGN, QUALITY PROSPECTS, ABSENCE OF DEFECTS OR DAMAGE;

(v) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE;

(vi) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES;

(vii) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT; OR

(viii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CERTIFICATES REFERRED TO IN SECTION 9.3, IN CONSUMMATING THE STOCK PURCHASE BUYER ACCEPTS ALL OF THE COMPANY’S PROPERTIES, REAL OR PERSONAL “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER AND THE COMPANY MAKE NO REPRESENTATION OR WARRANTY AS TO:

(i) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES IN, UNDER, OR ATTRIBUTABLE TO THE OIL AND GAS PROPERTIES;

(ii) RESERVE PROJECTIONS, PRICES, OR ANY WORKING INTEREST OR NET REVENUE INTEREST FIGURES CONTAINED IN ANY RESERVE REPORT RELATING TO THE OIL AND GAS PROPERTIES;

(iii) PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION;

(iv) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE OIL AND GAS PROPERTIES OR ANY VALUE THEREOF; OR

(v) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE OIL AND GAS PROPERTIES.

(c) BUYER ACKNOWLEDGES THAT THE OIL AND GAS PROPERTIES AND THE SALES LINES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE OIL AND GAS PROPERTIES OR ASSOCIATED WITH THE OIL AND GAS PROPERTIES. OIL AND GAS FIXTURES, FACILITIES AND EQUIPMENT AND SITES INCLUDED IN THE OIL AND GAS PROPERTIES AND THE SALES LINES MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE OIL AND GAS PROPERTIES OR INCLUDED IN THE OIL AND GAS PROPERTIES OR THE SALES LINES MAY CONTAIN NORM AND

OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WITHOUT LIMITATION, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE OIL AND GAS PROPERTIES.

(d) BUYER ACKNOWLEDGES THAT SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY STATEMENT OR INFORMATION CONTAINED IN ANY STUDIES OR REPORTS PREPARED BY ANY THIRD PARTY AND PROVIDED TO BUYER PURSUANT TO ANY PROVISIONS OF THIS AGREEMENT OR OTHERWISE, OR ANY OMISSION WITH RESPECT TO ANY SUCH STUDIES OR REPORTS.

(e) BUYER ACKNOWLEDGES AND AGREES TO THE FOREGOING DISCLAIMERS AND LIMITATIONS AND THAT THEY ARE “CONSPICUOUS.”

ARTICLE IV

BUYER DUE DILIGENCE REGARDING TITLE AND ENVIRONMENTAL MATTERS

SECTION 4.1 Due Diligence Examination.

(a) From the date of this Agreement until 5:00 p.m. New York time on the 21st day following the first Business Day following the date of this Agreement (the “Examination Period”), the Company will afford to Buyer and its representatives reasonable access during normal business hours to the offices, personnel and books and records of the Company in order for Buyer to conduct a title examination and environmental examination as it may in its sole discretion choose to conduct with respect to the Oil and Gas Properties in order to determine whether Title Defects (as defined below) or Environmental Defects exist.

(b) Buyer and its representatives may examine all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical, engineering and environmental records, in each case insofar as the same may now be in existence and in the possession of the Company, provided, however, that the Company may withhold access to (i) all legally privileged documents and (ii) information that the Company is prohibited from disclosing by bona fide, third party confidentiality restrictions; provided further that the Company will use its reasonable efforts to obtain a waiver of any such restrictions in favor of Buyer. The cost and expense of Buyer’s review of the title to the Oil and Gas Properties and environmental conditions on the Oil and Gas Properties will be borne solely by Buyer. Buyer will not contact any of the customers or suppliers of the Company or its Working Interest co-owners, operators, lessors or surface interest owners, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of the Company, which consent will not be unreasonably withheld. Buyer will indemnify and hold harmless Seller and Company, and their respective officers, directors, agents, representatives, employees, successors, and assigns against any Damages arising from or in connection with Buyer’s due diligence examination of title to the Oil and Gas Properties or the environmental conditions of the Oil and Gas Properties; provided, however, that Damages, for this purpose only, shall not include Damages to the extent resulting solely from the discovery of Buyer, its officers, directors, agents, representatives, employees, successors or assigns of any pre-existing condition.

(c) If Buyer discovers any Title Defect or Environmental Defect affecting any of the Oil and Gas Properties, Buyer may notify Seller of such alleged Title Defect or Environmental Defect from time to time prior to the expiration of the Examination Period, provided, that such allegation is made in good faith. To be effective, such notice (“Title Defect Notice” or “Environmental Defect Notice”, respectively) must

(i) be in writing,

(ii) be received by Seller prior to the expiration of the Examination Period,

(iii) describe the Title Defect or Environmental Defect in reasonable detail including the basis therefor (including any alleged variance in the Net Revenue Interest or Working Interest of any alleged Title Defect) and any supporting documents,

(iv) identify the specific Oil and Gas Properties (including the specific Wells, Oil and Gas Leases or units listed on Seller Disclosure Schedule 3.21(f)) to which such Title Defect or Environmental Defect relates, and

(v) include the value of such Title Defect or Environmental Defect as determined by Buyer in good faith.

Notwithstanding anything to the contrary herein, at 5:00 p.m. New York time on the 21st following the first Business Day following the date of this Agreement, any matters that may otherwise constitute a Title Defect or Environmental Defect, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, will be deemed to have been waived by Buyer for all purposes.

(d) Upon the receipt of an effective Title Defect Notice or Environmental Defect Notice from Buyer, Seller will have the option, but not the obligation, to attempt to cure such Title Defect or Environmental Defect during the Cure Period (as hereafter defined) at Seller’s sole cost and expense. A property affected by such Title Defect or Environmental Defect will be referred to as a “Title Defect Property” or “Environmental Defect Property”, respectively.

(e) As used in this Section 4.1, “Defensible Title” means, as of the date of this Agreement and the Closing Date, with respect to the Wells and Oil and Gas Leases described on Seller Disclosure Schedule 3.21(f), such record title and ownership by the Company that:

(i) entitles the Company to receive and retain from such Well or Oil and Gas Lease, without reduction, suspension or termination, not less than the percentage set forth on Seller Disclosure Schedule 3.21(f) as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from such Well or Oil and Gas Lease;

(ii) obligates the Company to bear a percentage of the costs and expenses relating to the maintenance, development and operation of such Well or Oil and Gas Lease that is not more than the Working Interest set forth for such Well or Oil and Gas Lease on Seller Disclosure Schedule 3.21(f), (unless such increase is accompanied by a proportionate increase in the Net Revenue Interest applicable to such Well or Oil and Gas Lease); and

(iii) is free and clear of all Encumbrances except Permitted Encumbrances.

(f) “Title Defect Amount” or “Environmental Defect Amount” means, with respect to a Title Defect Property or Environmental Defect Property, as applicable, the reduction, in the Allocated Value (as set forth on Seller Disclosure Schedule 4.1(f)), of an Oil and Gas Property or an associated Oil and Gas Property as a result of the existence of one or more Title Defects or Environmental Defects, respectively, which amount will be determined as follows:

(i) The Title Defect Amount with respect to a Title Defect Property will be determined by taking into consideration the Allocated Value of the Title Defect Property affected by such Title Defect (or if the Title Defect Property does not have a specific Allocated Value, then the Allocated Value thereof will be derived from the Allocated Value of the Oil and Gas Lease, Well or unit associated therewith), the portion of the Title Defect Property subject to such Title Defect, and the legal effect of such Title Defect on the Title Defect Property affected thereby; provided, however, that:

A. if such Title Defect is in the nature of the Net Revenue Interest in a Well, Oil and Gas Lease or unit being less than the Net Revenue Interest set forth on Disclosure Schedule 3.21(f) with respect thereto and the corresponding Working Interest remains the same, then the Title Defect Amount will be the Allocated Value for the relevant Well, Oil and Gas Lease or unit multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect;

B. if such Title Defect is in the nature of an Encumbrance, then the Title Defect Amount will be the amount required to fully discharge such Encumbrance; and

C. if the Title Defect results from any matter not described in Paragraph A or Paragraph B, above, the Title Defect Amount will be an amount equal to the difference between the value of the Title Defect Property with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the Allocated Value of the Title Defect Property). A Title Defect Amount may not exceed the Allocated Value of the Title Defect Property.

(ii) “Title Defect” means for each Oil and Gas Property on Seller Disclosure Schedule 3.21(f), a defect exists:

A. that causes the Company not to have Defensible Title in such Well or Oil and Gas Lease;

B. that has a Title Defect Amount attributable thereto in excess of $25,000.00; and

C. for which a Title Defect Notice has been timely and otherwise validly delivered.

(iii) Notwithstanding the foregoing, any matters that would otherwise constitute a Title Defect will not be a Title Defect if it is not reasonably likely to affect the economic value to Buyer of the affected Oil and Gas Property based on the standards and practices of reasonably prudent operators of oil and gas wells engaged in the drilling of oil and gas exploratory wells in the Michigan Basin, including wells in the Antrim Shale.

(iv) The Environmental Defect Amount with respect to an Environmental Defect Property will be determined by taking into consideration the Allocated Value of the Environmental Defect Property affected by such Environmental Defect (or if the Environmental Defect Property does not have a specific Allocated Value, then the Allocated Value thereof will be derived from the Allocated Value of the Oil and Gas Lease, Well, unit or property associated therewith), the portion of the Environmental Defect Property subject to such Environmental Defect, and the decrease in value of such Environmental Defect Property resulting from such Environmental Defect, the amount of the civil penalty or fine assessed (or likely to be assessed) for such violation where the Environmental Defect is a violation of Environmental Law, or the cost to cure or otherwise remediate the Environmental Defect on such Environmental Defect Property, as applicable; provided the Environmental Defect Amount may not exceed the Allocated Value of the Environmental Defect Property.

SECTION 4.2 Procedures for Title Defects and Environmental Defects.

(a) If Seller and Buyer agree that a Title Defect or Environmental Defect exists and if prior to the Closing Date, Seller has been unable to cure such Title Defect or Environmental Defect (and there is no dispute as to whether or not it has been cured), and Buyer and Seller agree that Seller will not be able to cure such Title Defect or Environmental Defect within sixty (60) days after the expiration of the Examination Period (the “Cure Period”), then the Initial Purchase Price will be reduced by the Title Defect Amount or Environmental Defect Amount, with respect to such Title Defect Property or Environmental Defect Property (taking into account the results of any curative efforts made by or on behalf of Company with respect to such Title Defect Property or Environmental Defect Property).

(b) If Seller and Buyer are unable to reach an agreement at any time as to whether a Title Defect or Environmental Defect exists or, if it does exist, whether it has been cured or the amount of the Title Defect Amount or Environmental Defect Amount attributable to such Title Defect or Environmental Defect, then dispute resolution procedures may be initiated by Seller or Buyer under Section 4.3 promptly following the inability to reach an agreement.

(c) Buyer and the Company will act in good faith and reasonably cooperate with Seller after the Closing to cure any Title Defects or Environmental Defects that have not been cured or resolved pursuant to Section 4.2(a). If, at the end of the Cure Period, Seller has been unable to cure a Title Defect or Environmental Defect (and there is no dispute as to whether or not it has been cured), Seller will pay Buyer, within thirty (30) days, the Title Defect Amount or Environmental Defect Amount with respect to such Title Defect or Environmental Defect (taking into account the value of the results of any curative efforts made by or on behalf of Seller with respect to such Title Defect or Environmental Defect).

(d) Notwithstanding anything to the contrary contained herein, Seller will have the option, but not the obligation, within sixty (60) days after the resolution of any dispute as to any Title Defect Property or Environmental Defect Property to retain any Title Defect Property or Environmental Defect Property or to cause to be assigned any Title Defect Property or Environmental Defect Property to Buyer. If Seller exercises its right to cause to be assigned any Title Defect Property or Environmental Defect Property to Buyer on the Closing Date, then the Initial Purchase Price will be adjusted as set forth in Section 4.2(a). If Seller exercises its option to retain any Title Defect Property or Environmental Defect Property on the Closing Date, then the Initial Purchase Price will be reduced by an amount equal to the Allocated Value of such retained Title Defect Property or Environmental Defect Property. If Seller exercises its right to retain any Title Defect Property or Environmental Defect Property after the Closing Date, then Buyer will transfer such Title Defect Property or Environmental Defect Property to Seller, and Seller will pay Buyer an amount equal to the Allocated Value of such Title Defect Property or Environmental Defect Property.

SECTION 4.3 Arbitration.

(a) If any party hereto elects to submit any dispute to arbitration as specifically provided in this Section 4.3(a), then such party will notify the other party in writing. Within fifteen (15) days following such notice, Seller and Buyer agree to jointly select an arbitrator. For disputes regarding Title Defects or Title Defect Amounts, the arbitrator will be an experienced oil and gas attorney, familiar by training and experience with U.S. oil and gas legal and business matters including titles and oil and gas transactions. This person will be the sole arbitrator (the “Title Defect Arbitrator”) to hear and decide all existing disputes regarding asserted Title Defects and Title Defect Amounts. For disputes regarding Environmental Defects or Environmental Defect Amounts, the arbitrator will be an experienced environmental attorney, familiar by training and experience with U.S. environmental legal and business matters in the oil and gas industry. This person will be the sole arbitrator (the “Environmental Defect Arbitrator”) to hear and decide all existing disputes regarding asserted Environmental Defects and Environmental Defect Amounts. If Seller and Buyer are unable to agree on the Title Defect Arbitrator or Environmental Defect Arbitrator within the fifteen-day period, any Party hereto may apply to a New York court regarding asserted Title Defects and Title Defect Amounts or Environmental Defects and Environmental Defect Amounts for the selection of a Title Defect Arbitrator or Environmental Defect Arbitrator, respectively, with the qualifications set forth in this paragraph.

(b) Any arbitration hearing, if one is desired by the Title Defect Arbitrator or Environmental Defect Arbitrator, will be held in New York, New York, or such other location acceptable to both Parties and the Title Defect Arbitrator or Environmental Defect Arbitrator. Seller may elect to conduct the proceeding by written submissions from Seller and Buyer with exhibits, including interrogatories, supplemented with appearances by Buyer and Seller as the Title Defect Arbitrator or Environmental Defect Arbitrator may desire. The arbitration proceeding, subject only to the terms hereof, will be conducted informally and expeditiously and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances. The decision of the Title Defect Arbitrator or Environmental Defect Arbitrator with respect to such remaining disputed matters will be reduced to writing and binding on the Parties. Judgment upon the award(s) rendered by the Title Defect Arbitrator or Environmental Defect Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Seller and Buyer, respectively, will bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the Title Defect Arbitrator or Environmental Defect Arbitrator will be shared equally by the Parties.

(c) The arbitration will commence as soon as possible after the Title Defect Arbitrator or Environmental Defect Arbitrator is selected in accordance with the provisions of this Section 4.3. In fulfilling his or her duties with respect to determining the amount of a Title Defect Amount or Environmental Defect Amount, the Title Defect Arbitrator or Environmental Defect Arbitrator, as applicable, may consider such matters as, in the opinion of the Title Defect Arbitrator or Environmental Defect Arbitrator, are necessary or helpful to make a proper valuation; however, the Title Defect Arbitrator or Environmental Defect Arbitrator will be bound by those factors set forth in Section 4.1(f)(i) and Section 4.1(f)(iv), respectively. Furthermore, the Title Defect Arbitrator or Environmental Defect Arbitrator may consult with and engage disinterested third parties to advise the Title Defect Arbitrator or Environmental Defect Arbitrator including, without limitation, geologists, geophysicists, petroleum engineers, title and oil and gas lawyers, accountants and consultants, and the fees and expenses of such third parties will be considered to be charges and expenses of the Title Defect Arbitrator or Environmental Defect Arbitrator. The sole remedy in any arbitration award will be resolution of alleged Title Defects and Title Defect Amounts or Environmental Defects and Environmental Defect Amounts which will then be applied as provided in Section 4.4 and neither the Title Defect Arbitrator nor the Environmental Defect Arbitrator will award any other remedy, including, without limitation, equitable relief, actual damages, consequential, exemplary or punitive damages, attorneys’ fees or interest reflecting the time value of money.

(d) Any replacement Title Defect Arbitrator or Environmental Defect Arbitrator, should one become necessary, will be selected in accordance with the procedure provided above for the initial selection of the Title Defect Arbitrator or Environmental Defect Arbitrator.

(e) As to any determination of amounts owing under the terms of this Section 4.3, no lawsuit based on such claimed amounts owing will be instituted by either Buyer or Seller, other than to compel arbitration proceedings or enforce the award of the Title Defect Arbitrator or Environmental Defect Arbitrator.

(f) All privileges under state and federal law, including attorney-client and work-product privileges, will be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying state or federal law, as the case may be.

SECTION 4.4 Limitations of Title Defect Amounts and Environmental Defect Amounts.

Notwithstanding anything to the contrary herein, (i) there will be no reduction of the Initial Purchase Price and no amount owing by Seller (unless in each case Seller elects to retain the Title Defect Property or Environmental Defect Property as set forth in Section 4.2(d)) in accordance with this Article IV unless and until the Title Defect Amounts and Environmental Defect Amounts (other than in respect of property retained by Seller in accordance with Section 4.2(d)) exceed $15,000,000 in the aggregate (the “Defect Basket”), in which event the Seller will be liable for all Title Defect Amounts and Environmental Defect Amounts in excess of the Defect Basket from the first dollar above the Defect Basket, and (ii) the maximum liability of Seller for all Title Defect Amounts and Environmental Defect Amounts, in the aggregate, including all amounts owing before, on or after the Closing, will be ten percent (10%) of the Initial Purchase Price. Buyer’s sole and exclusive remedy for the reduction in value of the Company’s title to an Oil and Gas Lease or Well resulting from the existence of a Title Defect or Environmental Defect will be as provided in this Article IV.

SECTION 4.5 Uncured Title Defects and Environmental Defects.

If any dispute resolution procedures initiated pursuant to Section 4.3 are finally resolved after Closing, then within ninety-one (91) days after the date of the final resolution of any such arbitration of any alleged Title Defect or Environmental Defect hereunder (as set forth in Section 4.3 above), Seller will, subject to Seller’s rights to retain property provided by Section 4.2(d)), pay Buyer an amount, if any, equal to such final resolution of such Title Defect or Environmental Defect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

SECTION 5.1 Organization; Standing and Power.

Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease, and operate its property and assets except where the failure to be so organized, existing, and in good standing or to have such power or authority would not, in the aggregate, either (a) have a material adverse effect on the business, results of operations, assets, or financial condition of Buyer or (b) impair, hinder, or adversely affect the ability of Buyer to perform material obligations under this Agreement or to consummate the transactions contemplated hereby (either of such effects, a “Buyer Material Adverse Effect”).

SECTION 5.2 Authority Relative to this Agreement.

Buyer has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed, and delivered by Seller, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles and considerations of public policy.

SECTION 5.3 No Conflict or Violation; Consents and Approvals.

Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby by Buyer will (a) violate any provision of the articles of incorporation or by-laws (or other comparable governing documents) of Buyer, (b) require the consent, waiver, or approval of any Governmental Entity, except for (i) consents and approvals to be made and obtained before the Closing and those which have been made and obtained and (ii) such consents and approvals as, if not made or obtained, will not, in the aggregate, have a Buyer Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, or any obligation to repay) under, any of the terms, conditions, or provisions of any indenture, mortgage, note, bond, encumbrance, license, contract, lease, franchise, permit, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, except for such violations, breaches and defaults as, in the aggregate, will not have a material adverse effect, or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule, or regulation of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound, except for such violations as, in the aggregate, will not have a Buyer Material Adverse Effect.

SECTION 5.4 Legal Proceedings.

There are no actions, suits, or proceedings pending or, to the Knowledge of Buyer, threatened in writing against Buyer before any court, arbitrator, or governmental or regulatory body or authority that could prevent, delay or otherwise adversely affect the consummation of the transactions contemplated by this Agreement.

SECTION 5.5 Investment Intent.

Buyer is acquiring the Shares for its own account for investment and not with a view towards the resale, transfer, or distribution thereof, nor with any present intention of distributing the Shares in violation of the Securities Act, other applicable federal or state securities laws and the rules and regulations promulgated thereunder. Buyer acknowledges that the Shares have not been registered under the Securities Act or other applicable federal or state securities laws and the rules and regulations promulgated thereunder, by reason of the contemplated sale of the Shares in a transaction exempt from the registration requirements of the Securities Act and state securities laws and the rules and regulations promulgated thereunder. Buyer represents that it is fully informed as to the applicable limitations upon any distribution or resale of the Shares under the Securities Act and other applicable federal and state securities laws, and the rules and regulations promulgated thereunder, and Buyer agrees that it will refrain from transferring, distributing or otherwise disposing of the Shares, or any interest therein, in such manner as to violate the registration requirements of the Securities Act or of any applicable federal or state securities law and the rules and regulations promulgated thereunder. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

SECTION 5.6 Financial Resources.

Buyer has cash or credit available, and will have cash available at the Closing, to enable it to purchase the Shares on the terms hereof and to undertake the agreements and obligations contemplated by this Agreement.

SECTION 5.7 Opportunity for Independent Investigation.

(a) Except for the representations and warranties made by Seller in this Agreement and the certificates referred to in Section 9.3, Buyer is relying on its own investigation of the Company and the Business in making its decision to execute this Agreement and to purchase the Shares. Buyer has conducted its own independent investigation, review, and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company, which investigation, review, and analysis was conducted by or on behalf of Buyer. Buyer acknowledges that, unless Buyer, in good faith, notifies Seller, in writing, on or before the 21st day following the first Business Day following the date of this Agreement, that Seller has breached its obligation under the first sentence of Section 7.7(a), Buyer shall be deemed to have represented, as of such 21st day, that, to its Knowledge, it and its representatives have been provided access to the personnel, properties, premises and records of the Company in accordance with Section 7.7(a). At the Closing, Buyer shall be deemed to have represented, as of the Closing Date, that, to its Knowledge, it and its representatives have been provided access to the personnel, properties, premises and records of the Company in accordance with Section 7.7(a). In entering into this Agreement, Buyer acknowledges that it has relied solely upon such investigation, review, and analysis and not on any factual representations of Seller or the Company or their respective representatives, other than the specific representations and warranties of Seller set forth in this Agreement and the certificates referenced in Section 9.3.

SECTION 5.8 Fees and Commissions.

No Person is entitled to a fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates other than UBS Securities LLC (all fees and expenses of which are Buyer’s obligations).

SECTION 5.9 No Knowledge of Breach.

Neither Buyer nor any of its Affiliates, representatives or advisors involved in the transactions contemplated hereby has Knowledge of any breach of any representation or warranty of Seller or any other condition or circumstance that would excuse Buyer from the timely performance of its obligations hereunder.

ARTICLE VI

TAX MATTERS

SECTION 6.1 Transfer Taxes and Recording Fees.

All sales, transfer (including, without limitation, real estate transfer Tax), recording, deed, stamp, registration, documentary, conveyancing, franchise, property, notarial, grantor or grantee Taxes (but not including any income Taxes) in connection with the effectuation of the transfer of the Shares, whether imposed on Buyer, Seller or the Company, shall be paid by Buyer. The parties shall cooperate to comply with all Tax Return requirements for such Taxes contemplated by this Section 6.1 and shall provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes.

SECTION 6.2 Federal Income Taxes in General.

(a) The income and other Tax items of the Company for periods ending on or before the Closing Date shall be included in the consolidated federal income Tax Return of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Seller is a member (the “Seller Tax Group”). Except as otherwise provided in this Article VI, Seller shall be responsible for and shall indemnify and hold Buyer harmless from any United States federal income Taxes of the Company (including any amount payable by reason of Treasury Regulation § 1.1502-6), to the extent not paid before Closing, and shall be entitled to any reductions in such Taxes or refunds (including interest), for taxable periods ending on or before or, with respect to the consolidated federal income Tax Return of Seller Tax Group, including the Closing Date. If Buyer or Company receives any such refund, Buyer shall promptly pay (or cause the Company to pay) the entire amount of the refund (including interest) to Seller.

(b) Buyer and the Company shall be responsible for and shall indemnify and hold Seller and Seller Tax Group harmless from all United States federal income Taxes of the Company for any taxable period beginning after the Closing Date and, with respect to prior taxable periods, for all United States federal income Taxes resulting from any action taken without Seller’s written consent by Buyer or any of its Affiliates (including the Company) after the Closing (including, without limitation, actions taken outside the ordinary course of business and occurring on the Closing Date). Buyer and the Company shall be entitled to all refunds of such Taxes (including interest).

SECTION 6.3 State Income Taxes in General.

(a) Seller shall be responsible for preparing and filing the State Income Tax Returns of the Company for taxable periods ending on or before the Closing Date. Except as otherwise provided in this Article VI, Seller shall indemnify and hold Buyer and the Company harmless from any State Income Taxes of the Company (including any amount payable by reason of any applicable provision of state income Tax Law similar to Treasury Regulation § 1.1502-6), to the extent not paid before Closing, and shall be entitled to any reductions in such Taxes or refunds

(including interest) for taxable periods ending on or before the Closing Date. If Buyer or the Company receives any such refund, Buyer shall promptly pay (or cause the Company to pay) the entire amount of such refund (including interest) to Seller.

(b) Buyer and the Company shall be responsible for and shall indemnify and hold Seller and Seller Tax Group harmless from all State Income Taxes of the Company for any taxable period beginning after the Closing Date and, with respect to prior taxable periods, for all State Income Taxes resulting from any action taken without Seller’s written consent by Buyer or any of its Affiliates (including the Company) after the Closing (including, without limitation, actions taken outside of the ordinary course of business and occurring on the Closing Date). Buyer and the Company shall be entitled to all refunds of such Taxes (including interest).

(c) If the Company is required to file any State Income Tax Return for a taxable period covering days before and after the Closing Date, Buyer shall cause such Tax Return to be filed and shall be responsible for the payment of any Tax for such period. However, Seller shall pay to Buyer or Buyer shall pay to Seller, as appropriate and as an adjustment to the Initial Purchase Price, the amount by which the State Income Tax attributable to the period through the Closing Date exceeds or is less than the amount of such Tax paid (including payments of estimated Tax) on or before the Closing Date. The Tax attributable to the period through the Closing Date shall be determined (i) as if that period were a separate taxable year, and (ii) except as otherwise required by law, by using the Tax accounting methods and Tax elections used by the Company before the Closing Date. Buyer shall compute the amount of the Tax attributable to the period through the Closing Date and shall notify Seller of such amount in writing no later than twenty (20) days prior to the filing of any such State Income Tax Return. Within the twenty (20) day period thereafter, Seller shall pay to Buyer or Buyer shall pay to Seller, as appropriate, the difference between (i) the amount of Tax determined by Buyer as attributable to the portion of the period through the Closing Date, and (ii) the amount of the Tax for the taxable period paid (including payments of estimated Tax) on or before the Closing Date, unless within twenty (20) days after such notification date, Seller notifies Buyer in writing that Seller disagrees with the computation of any such amount. In that case, Seller and Buyer shall proceed in good faith to determine the correct amount, and Seller’s payment to Buyer, or Buyer’s payment to Seller, shall be due the later of (i) the time specified in the immediately preceding sentence or (ii) ten (10) days after Seller and Buyer agree to the amount payable.

SECTION 6.4 Income Tax Treatment of Transaction.

(a) Before the Closing Date, the Company will become a disregarded entity for United States federal Tax purposes and relevant State Income Tax purposes by merging into a newly-formed, single-member limited liability company. Accordingly, the parties intend that for United States federal income Tax purposes and for State Income Tax purposes, (i) the Company will be treated as completely liquidating in a nontaxable transaction pursuant to Sections 332 and 337 of the Code, (ii) the purchase and sale hereunder of the membership interest in the Company as a single-member limited liability company will be treated as a taxable sale (except to the extent Section 1031 of the Code applies) by Seller of the assets of the Company to Buyer, and a purchase of such assets by Buyer from Seller, for the Final Purchase Price and the assumption of liabilities of the Company, and (iii) this Agreement is a plan of complete liquidation of the Company for purposes of Section 332 of the Code. The parties agree not to take any position inconsistent with such intended Tax consequences, including any action that would cause the Company (as a limited liability company) to become taxable as a corporation or to reincorporate.

(b) Buyer and Seller shall cooperate to determine, in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code, the sales prices of the assets deemed sold and purchased hereunder. No later than Closing, Buyer and Seller shall agree on a preliminary determination of the sales prices, which shall be based on the Initial Purchase Price and the Company’s liabilities (as of the end of the last month ending at least 30 days before the Closing Date) that the parties expect will be included in the amount realized for United States federal income Tax purposes on the deemed sale of the Company’s assets. Buyer shall propose (subject to Seller’s review and comment) the preliminary determination to Seller no later than five business days before the Closing Date, and once agreed upon, the preliminary determination shall be attached to this Agreement as Schedule 6.4(b). Thereafter, Buyer shall propose a final determination of the sales prices and shall notify Seller in writing of the prices so determined (“Buyer’s Sales Price Notice”) within 10 days after the Final Settlement Date (as defined in Section 2.3(d)). Buyer’s Sales Price Notice shall differ from Schedule 6.4(b) only to the extent necessary to reflect any differences in (i) the assets of the Company on the Closing Date and (ii) the total amount realized on the deemed sale of assets, from the assets and total amount realized as shown on Schedule 6.4(b). Seller shall be deemed to have accepted such proposed final determination unless, within 30 days after the date of Buyer’s Sales Price Notice, Seller notifies Buyer in writing of (A) each proposed deemed sales price with which Seller disagrees and (B) for each such price, the amount that Seller proposes as the deemed sales price. If Seller provides such notice to Buyer, the parties shall proceed in good faith to determine mutually the sales prices in dispute. If Buyer and Seller are unable to agree upon the sales prices of the assets within 30 days after Buyer’s receipt of such notice from Seller, then any sales prices still in dispute shall be referred to the Accountant (or, if such accounting firm cannot serve or refuses to serve in such capacity, a mutually acceptable firm of independent public accountants of recognized standing, which firm also shall be referred to as the Accountant for purposes of the remainder of this paragraph). Seller and Buyer shall equally share all fees and any other charges of the Accountant. The Accountant shall be instructed to deliver to Seller and Buyer a written determination of the sales prices in dispute within (twenty) 20 days after the parties’ submission of the disputed items to the Accountant. Such determination shall be conclusive and binding on the parties. Notwithstanding the foregoing, the parties shall mutually adjust the sales prices as determined hereunder (whether or not any matter has been referred to the Accountant) to the extent necessary to reflect any adjustment to the Final Purchase Price, as determined for United States federal income Tax purposes. Neither Buyer nor Seller shall take, nor shall either permit any of their Affiliates (including, without limitation, the Company) to take, any position for income Tax purposes that is inconsistent with the sales prices as finally determined hereunder; provided, however, that (Y) the total purchase price of the assets may differ from the total sales price in order to reflect Buyer’s transaction costs not included in the total sales price, and (Z) the total amount realized on the deemed sale of assets may differ from the total sales price in order to reflect transaction costs that reduce the amount realized for federal income Tax purposes.

SECTION 6.5 Cooperation.

(a) Buyer agrees to cooperate and to cause the Company to cooperate with Seller to the extent reasonably required after the Closing Date in connection with (i) the filing,

amendment, preparation and execution of all United States federal income Tax Returns and State Income Tax Returns with respect to any taxable period of the Company ending on or before the Closing Date, (ii) contests concerning the United States federal income Tax or State Income Tax due for any such period and (iii) audits and other proceedings relating to such income Taxes with respect to any such period. Within a reasonable time (but not more than ten (10) days) after Buyer or the Company receives official notice of any such contest, audit or other proceeding, Buyer shall notify Seller in writing of such contest, audit or other proceeding. In any case in which an audit, contest or other proceeding which relates only to United States federal income Taxes or State Income Taxes for which Seller is responsible under Sections 6.2(a) or 6.3(a) but for which the Company is responsible under applicable law for the defense of such proceeding, Seller shall have the right to control (and, if permitted by law, shall directly conduct) such proceeding at its own expense, whether such proceeding commences before or after the Closing Date, provided that (i) Seller acknowledges in writing its obligations under Section 6.2(a) or 6.3(a), as applicable; (ii) to the extent Seller believes that it will not be responsible hereunder for Taxes to which such proceeding relates, it will cede control of such proceeding to Buyer; (iii) if a proceeding relates in part to Taxes for which Seller is responsible hereunder and in part to Taxes for which Seller believes it is not responsible hereunder, Seller and Buyer shall jointly control such proceeding and shall cooperate, to the extent reasonably possible, to avoid jeopardizing the other party’s position; and (iv) Seller will indemnify and hold harmless Buyer from any reasonable costs (excluding costs incurred in connection with a proceeding or portion thereof relating to any Tax for which Seller is not responsible hereunder) incurred by Buyer and the Company in connection with such proceeding. Notwithstanding Seller’s obligations under the preceding provisions of this Article VI, Seller shall have no obligation to pay or to indemnify or hold Buyer or the Company harmless from any income Tax imposed or assessed as a result of (i) the failure of Buyer to notify Seller as required by this paragraph, if such failure adversely affects Seller’s ability to respond adequately in a timely manner to the notice of contest, audit or other proceeding, or (ii) any action taken by Buyer or the Company with respect to any contest, audit or other proceeding without Seller’s written consent.

(b) The amount of any income Tax indemnification otherwise payable by Seller under this Agreement shall be reduced by the amount, or in the case of a Tax benefit to be realized subsequently, the then-present value of any United States federal income Tax or State Income Tax benefit to Buyer or the Company resulting from any adjustment to or change in any Tax item relating to the Company for any taxable period ending before or including the Closing Date. Such present value shall be based on a discount rate of five percent (5%) per annum.

(c) Seller agrees to make available to Buyer and the Company records in the custody of Seller or of any member of Seller Tax Group, to furnish other information and otherwise to cooperate to the extent reasonably required for the filing or audit of or other proceeding with respect to United States federal income Tax Returns and State Income Tax Returns relating to the Company for any taxable period ending after the Closing Date. However, no loss, credit or other item of the Company may be carried back without Seller’s written consent, which Seller may withhold in its absolute discretion, to a taxable period for which (i) any of the Company and (ii) Seller or any entity affiliated with Seller filed a consolidated, unitary, combined or similar Tax Return

(d) Seller agrees to cooperate with Buyer, and Buyer agrees to cooperate (and cause the Company to cooperate) with Seller, to the extent necessary in connection with the filing of any Tax Return relating to Buyer’s acquisition of the Company.

SECTION 6.6 Termination of Tax-Sharing Agreement.

After the Closing, this Article VI shall supersede any and all Tax-sharing or similar agreements to which (i) the Company, on the one hand, and (ii) Seller or any affiliated entity, on the other hand, are parties. Neither the Company, nor Seller or any such affiliated entity shall have any obligation or right with respect to each other under any such prior agreement after the Closing.

SECTION 6.7 Other Tax Returns and Taxes.

(a) As provided in Sections 6.2(a) and 6.3(a), Seller will prepare all federal income Tax Returns and State Income Tax Returns of the Company for all periods ending on or before the Closing Date. The Company (and not Seller) shall be responsible for preparing all other Tax Returns due after the Closing Date (taking into account all applicable extensions of time for filing that Seller or the Company would utilize in the Ordinary Course of Business), and any such Tax Returns that include any period before the Closing Date shall (except as otherwise required by law or expressly agreed to in writing by Seller and Buyer) be prepared on a basis consistent with prior Tax Returns relating to the same Tax. Buyer and the Company shall not amend any Tax Return relating to a period ending on or before or including the Closing Date without the prior written consent of Seller.

(b) If the Company is required to file any Tax Return, other than those Tax Returns to which Sections 6.1 through 6.3 apply, for a taxable period ending after the date of Closing but covering days before and after the Closing Date, Buyer shall cause such returns to be filed and shall be responsible for payment of any Tax for such period. However, Seller shall pay to Buyer or Buyer shall pay to Seller, as appropriate and as an adjustment to the Initial Purchase Price, the amount by which the Tax attributable to the portion of the period through the Closing Date exceeds or is less than the sum of (i) amount of such Tax paid on or before the Closing Date and (ii) the amount of such Tax taken into account in computing the Working Capital Adjustment. This Section 6.7(b) shall not apply to Property Taxes, which shall be subject to Section 6.7(c). For purposes of this Section 6.7(b), the Tax attributable to the portion of the period through the Closing Date shall be determined as if the portion of the period through the Closing Date were a separate taxable period (i.e., by closing the books as of the Closing Date) but shall exclude any amount of Tax based on or resulting from any transaction or event occurring after the Closing and outside the ordinary course of business; provided, however, that in the case of any Tax that is a fixed amount for the entire taxable period, the Tax attributable to the portion of the period through the Closing Date shall be the product of such fixed amount and a fraction, the numerator of which is the number of days during the portion of the period through the Closing Date and the denominator of which is the number of days in the entire taxable period. Buyer shall compute the amount of the Tax attributable to the portion of the period through the Closing Date, and shall notify Seller of such amount in writing no later than twenty (20) days after the filing of any Tax Return Buyer is to cause to be filed under this Section 6.7(b). Within twenty (20) days after such notification date, Seller shall pay to Buyer or Buyer shall pay to Seller, as appropriate, the difference between (i) the amount of Tax determined by Buyer as attributable to the portion of the period through the Closing Date, and (ii) the sum of (A) the amount of the Tax for the taxable period paid on or before the Closing Date and (B) the amount of such Tax taken into account in computing the Working Capital Adjustment, unless within twenty (20) days after such notification date, Seller notifies Buyer in writing that Seller disagrees with the computation of any such amount. In that case, Seller and Buyer shall proceed in good faith to determine the correct amount, and Seller’s payment to Buyer, or Buyer’s payment to Seller, shall be due the later of (i) the time specified in the immediately preceding sentence or (ii) ten (10) days after Seller and Buyer agree to the amount payable.

(c) Property Taxes attributable to the year of the Closing will be pro-rated as of the Closing Date with the Seller being liable for such Taxes attributable to the days in the Property Tax year through and including the Closing Date and the Buyer being liable for such Taxes attributable to days in the Property Tax year after the Closing Date. Such proration will be reflected in the calculation of the Working Capital Adjustment. Proration of Property Taxes shall be made on the basis of the most recent Property Tax valuation and assessments of the assets owned by the Company. If such valuation pertains to a Property Tax period other than that in which the Closing occurs, within sixty (60) days of the issuance of the Tax bill covering the actual Property Tax period, Seller shall pay to Buyer or Buyer shall pay to Seller, as appropriate, the amount by which the prorated Property Tax exceeds or is less than the amount thereof taken into account in calculating the Working Capital Adjustment.

SECTION 6.8 Relationship of Article VI to Article XI.

Any conditions or limitations set forth in Article XI with respect to monetary amount of claims or liability or time limitations shall not apply to any claim or liability to which this Article VI applies or to any breach of any obligation under this Article VI. In the event of any inconsistency between provisions of Article XI and this Article VI, this Article VI shall control. Seller shall have no liability under this Agreement for any Taxes of the Company except (i) as otherwise expressly provided in this Article VI with respect to United States federal income Taxes and State Income Taxes of the Company and (ii) solely with respect to other Taxes, as provided in Article XI for inaccuracy or breach of a representation or warranty made by Seller in Section 3.12 and as provided in Sections 6.7(b) and 6.7(c).

SECTION 6.9 Survival.

Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Article VI shall survive until, and any claim for indemnification with respect thereto must be made prior to, the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

SECTION 6.10 Like-Kind Exchange.

In the event Seller notifies Buyer by written notice at least two (2) Business Days before the Closing Date, Buyer agrees to cooperate with Seller in effecting an exchange under Section 1031 of the Code of all or part of the Company’s assets, as shall be specified pursuant to such notice, including (without limitation) executing such escrow instructions, acknowledgments, agreements or other instruments and following such payment instructions to effect such an exchange as the Seller may reasonably request; provided, however, that the Seller shall indemnify and hold Buyer harmless from any cost or liability that Buyer would not incur but for cooperating as requested by Seller to effect such exchange. Notwithstanding any other provision of this Agreement, Seller may assign its rights and delegate its duties under this Agreement to an escrow agent or exchange intermediary selected by Seller as necessary to effect such an exchange.

ARTICLE VII

COVENANTS

SECTION 7.1 Conduct of the Business Pending the Closing.

(a) Except as contemplated by this Agreement or with the written consent of Buyer, during the period from the date of this Agreement to the Closing, Seller shall use commercially reasonable efforts to cause the Company to act as follows: (i) conduct its businesses and operations and maintain the Business and Properties according to its Ordinary Course of Business, (ii) preserve intact the Company Permits and business organization, (iii) comply in all material respects with all laws and regulations applicable to the Company, the Business and the Properties, and (iv) maintain satisfactory relationships with customers, suppliers, distributors, and others having commercially beneficial business relationships with the Company in the Ordinary Course of Business. Buyer acknowledges that nothing in this Section 7.1 shall prevent Seller from taking such measures relating to regulatory matters with respect to the Business as may be necessary or appropriate.

(b) Except as contemplated by this Agreement or as may be necessary to transfer the Excluded Assets out of Westside, or as may be required by law, and other than in the Ordinary Course of Business (which, for the avoidance of doubt, shall include entering into, terminating, modifying, and assuming obligations and exercising rights under, any and all physical and financial commodity agreements, Oil and Gas Contracts, Oil and Gas Leases, and other agreements to which the Company is a party in the Ordinary Course of Business), or in relation to any agreement for work contemplated on Seller Disclosure Schedule 3.21(a)(iii) and Seller Disclosure Schedule 3.21(a)(v), or with the written consent of Buyer, during the period from the date of this Agreement to the Closing, Seller shall not cause or permit the Company to do the following:

(i) sell or dispose of any of its material assets or properties, other than sales and dispositions to the extent such properties are replaced, sales or dispositions of obsolete or surplus assets, and sales and dispositions under Material Contracts;

(ii) create any Encumbrances on any of its assets, other than Permitted Encumbrances;

(iii) amend, terminate, or assign any Material Contract, Oil and Gas Contract or Oil and Gas Lease;

(iv) incur any Indebtedness that will not be paid in full prior to Closing;

(v) merge or consolidate with, or acquire any or all of the capital stock or assets of, any other Person;

(vi) assume, guarantee, endorse, or otherwise become responsible for the obligations of any other Person, or make loans or advances to any other Person;

(vii) enter into, amend, or revise (and Seller shall not enter into, amend or revise) any employment agreement or grant (and Seller shall not grant) any material increase in the compensation or benefits of any Employee;

(viii) enter into any contract or agreement, or undertake any obligation, that can not be fully performed prior to the Closing Date other than as set forth on Seller Disclosure Schedule 7.1(b)(viii);

(ix) materially increase the Company’s value at risk or materially alter the Company’s risk policies;

(x) alter in any material way the manner in which it has regularly and customarily maintained its books of account and records, except as may be required by law;

(xi) issue or sell or enter into any agreements for the issuance or sale of any interest in the Company or any securities or obligations convertible into or exchangeable for, or give any Person any right to acquire, any interest in the Company;

(xii) settle any action, proceeding, or other dispute with respect to the Company or the Business for an amount in excess of $1,000,000;

(xiii) enter into any new Hedges, other than (i) Hedges that allow Seller to lock in prices between the date of this Agreement and the Closing Date and (ii) as may be necessary or desirable to eliminate, transfer, dispose of or liquidate the Hedges as set forth in Section 9.9.

(xiv) amend its organizational documents; or

(xv) enter into an agreement to do any of the things described in clauses (i) through (xiv) above.

(c) Not later than the Closing Date, Seller shall have procured for the Company sufficient rights to the DTE Software set forth on Seller Disclosure Schedule 7.1(c), such that the Company may continue to use the same or equivalent software following the Closing in the Ordinary Course of Business.

SECTION 7.2 Consents and Approvals.

(a) The Parties shall use commercially reasonable efforts to (i) obtain as promptly as practicable any material consents, authorizations, approvals, and waivers required in connection with the consummation of the transactions contemplated by this Agreement under any federal, state, local, or foreign law or regulation, (ii) promptly cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (iii) promptly effect all material registrations and filings and submissions of information requested by any Governmental Entity. The Parties further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree, or ruling or statute, rule, regulation, or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to respectively use commercially reasonable efforts to prevent entry, enactment, or promulgation thereof, as the case may be.

(b) Each Party hereto shall promptly inform the other of any material communication from any Governmental Entity regarding any of the transactions contemplated hereby. If any Party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated hereby, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. Buyer shall advise Seller promptly in respect of any material understandings, undertakings, or agreements (oral or written) that Buyer proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated hereby.

SECTION 7.3 Release of Letters of Credit and Guarantees.

Buyer shall use reasonable commercial efforts to replace, not later than thirty (30) days after the Closing Date, all Seller’s Security (whether or not listed in Seller Disclosure Schedule 3.17 and other than (a) cash collateral, which shall be deemed replaced upon the satisfaction of the condition set forth in Section 2.4(c)(ii) and (b) and Seller’s Security securing the obligations of Seller or affiliates of the Seller other than Company, Westside or Terra) with new letters of credit, guaranties, or other security for post-Closing Date business operations of the Company, and concurrently therewith in each case to secure a release of the corresponding Seller’s Security. In order to secure Seller, its issuing banks and Company’s guarantors other than Seller, if any, against further exposure under Seller’s Security, Buyer shall at the Closing provide to Seller and to each bank issuing letters of credit on behalf of the Company, as applicable, as beneficiary, security in the form of one or more letters of credit or a corporate guaranty, each in form and substance, and from an issuer, acceptable to Seller (“Buyer’s Security”). Buyer’s Security shall be in an amount not less than the total potential outstanding exposure under all of Seller’s Security in effect from time to time at and after the Closing Date (“Seller’s Exposure”). Seller’s Exposure shall be determined by Seller as of the Closing Date and thereafter until all of Seller’s Security is released. Without limiting Buyer’s obligations under this Section 7.3, Buyer’s Security shall be decreased or increased, as applicable, to reflect Seller’s Exposure as of any date until all of Seller’s Security is released. Buyer agrees to and shall reimburse Seller, its issuing banks and the Company’s guarantors upon demand for all amounts paid and expenses incurred under or in connection with any demand upon any of Seller’s Security related to post-Closing Date transactions, and shall reimburse Seller upon demand the cost of providing Seller’s Security for the period beginning on the Closing Date and continuing until release of all of Seller’s Security. Any conditions or limitations set forth in Sections 11.3 or 11.4 with respect to the monetary amount of claims or liability shall not apply to any claim or liability to which this

Section 7.3 applies or to any breach of any obligation under this Section 7.3. In the event of any inconsistency between provisions of Sections 11.3 or 11.4 and this Section 7.3, this Section 7.3 shall control.

SECTION 7.4 Filings.

Promptly after the execution of this Agreement, the Parties shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the transactions contemplated hereby (including to obtain the consents and approvals, contemplated by Section 7.2) and shall use commercially reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each Party will furnish to the other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing.

SECTION 7.5 Covenant to Satisfy Conditions.

Seller and Buyer will cooperate with each other and shall use commercially reasonable efforts to ensure that the conditions set forth herein are satisfied, insofar as such matters are within the control of such Party, including in connection with regulatory filings and applications.

SECTION 7.6 DTE Marks.

(a) The trademarks and trade-names of DTE Gas & Oil Company, and the word “DTE” (collectively, the “DTE Marks”) appear on some of the properties and assets of the Company and the Business, including on signs at the offices of the Company, and on supplies, materials, stationary, brochures, advertising materials, manuals and similar consumable items of the Business and the Company. Buyer acknowledges and agrees that it does not have and, upon consummation of the transactions contemplated by this Agreement, will not have, any right, title, interest, license, or other right to use the DTE Marks.

(b) Buyer will (i) remove, within thirty (30) days of Closing, the DTE Marks from, or cover or conceal the DTE Marks on, the properties and assets of the Business and the Company, (ii) file amendments to the Company’s articles of incorporation, as amended, to change the name of the Company to remove the DTE Marks in accordance with Section, and (iii) submit notifications of change of name with respect to any permits or licenses of the Company to the extent that they use any DTE Marks.

SECTION 7.7 Buyer’s Independent Investigation; Access to Information; Transition.

(a) Between the first Business Day following the date of this Agreement and 5:00 p.m. New York time on the 21st day following the first Business Day following the date of this Agreement, Seller will, during ordinary business hours, upon reasonable notice and subject to compliance with all applicable laws and the Confidentiality Agreement, provide Buyer with access to the books, documents, records and offices of the Company, Westside and Terra, and shall permit Buyer to make such reasonable investigations of the Company, Westside and Terra, and the Business and Properties thereof, as Buyer may reasonably request. Seller shall furnish

Buyer with financial data and other information with respect to the Company, Westside and Terra as Buyer may from time to time reasonably request and shall furnish Buyer a copy of all material notices received by the Company, Westside and Terra and each material agreement each enters into from the date hereof.

(b) Following the Closing Date and upon reasonable prior notice, Seller shall, at its cost and expense, have reasonable access to all of the books and records of the Company to the extent that such access may reasonably be required by Seller in connection with any matters affecting Seller or its Affiliates. Buyer shall not dispose of or destroy the books and records of the Company relating to the period prior to the Closing unless it shall have given Seller written notice thereof and a reasonable opportunity to remove such books and records at Seller’s cost and expense.

(c) Notwithstanding the terms of the Confidentiality Agreement and Section 7.7(a), Seller agrees that prior to the Closing, Buyer may disclose information to other Persons to the extent reasonably necessary in connection with Buyer’s obligations to replace Seller’s Security pursuant to Section 7.3; provided, that all such Persons agree in writing to maintain the confidentiality of all such information on substantially the same terms and conditions as those contained in the Confidentiality Agreement; and provided, further, that Buyer shall be responsible for any breach by any such Persons of such confidentiality obligations.

(d) Buyer agrees that, prior to the Closing and other than to the extent contemplated by and in accordance with Section 7.7(c), it will not contact any of Seller’s counterparties in connection with the transactions contemplated hereby, without the prior written consent of Seller, which consent shall not be unreasonably withheld.

(e) For a period of up to twelve (12) months following the Closing Date, Buyer will provide assistance and support services to Seller, and Seller will provide assistance and support services to Buyer, as mutually agreed upon by the Parties, but including the services described on Seller Disclosure Schedule 7.7(e), which agreement will not be unreasonably withheld, for periods of not less than one month unless otherwise agreed, to facilitate a smooth transition of operations in connection with the sale of the Company. The fees to be paid to Buyer or Seller, as applicable, and other terms and conditions of such transition assistance shall be established in one or more transition services agreements between the parties (each, a “Transition Services Agreement” and collectively, the “Transition Services Agreements”), which fees shall include the “fully loaded” cost to Buyer or Seller, including all appropriate expenses, as applicable, of Seller’s or Buyer’s employees’ for the time spent on Company matters and related administrative overhead.

SECTION 7.8 [Intentionally Left Blank]

SECTION 7.9 Risk of Loss.

Prior to the Closing, Seller shall bear all risk of loss or damage to the Properties.

SECTION 7.10 Employment and Benefits.

(a) Buyer agrees to provide written offers of employment to the Employees listed on Seller Disclosure Schedule 7.10(a) at least thirty (30) days prior to the Employee Transition Date (defined below) or at such other mutually agreeable time and to hire the Employees who wish to accept such offers of employment (the “Transitioned Employees”). The offers shall provide Employees at least thirty (30) days to accept or reject such offers in writing. The effective date of such employment (the “Employee Transition Date”) shall be 12:01 a.m. of the day immediately following the day of Closing. In the case of an Employee who is on leave as of the Closing Date, such Employee’s employment with Buyer shall be subject to the Employee becoming able to return to active service, and shall be effective upon the Employee’s acceptance of such offer and actual return to active service, within six (6) months of the Employee Transition Date, or later if so required under applicable law.

(b) Buyer shall provide to Seller copies of any written offers of employment made to the Employees within five (5) days of providing such written offers to the Employees. At least seven (7) days prior to the Employee Transition Date and at the Closing Date, Buyer shall notify Seller in writing of the Employees who have accepted offers of employment with Buyer.

(c) Except as otherwise may be negotiated by any individual Transitioned Employee, Buyer shall employ or continue to employ the Transitioned Employees at each Employee’s current location at the Business. The employment of any Transitioned Employee may not be terminated or suspended by Buyer or the Company during the twelve (12) month period following the Closing, except for cause.

(d) Buyer shall maintain, or cause the Company to maintain, for the period beginning on the Closing Date and ending twelve (12) months thereafter, employment policies, compensation levels, and benefit plans and arrangements for the Transitioned Employees on terms and conditions that are no less favorable in the aggregate for the Transitioned Employees than the employment policies, compensation levels, and benefits provided or made available to similarly situated employees of Buyer.

(e) Buyer shall not assume any of the Employee Plans and shall have no obligations or liabilities with respect to those plans. Buyer shall have no liability related to employment of Employees prior to the Closing Date or with respect to any employee of Seller or its Affiliates who is not a Transitioned Employee prior to the Closing Date. Claims for workers’ compensation or long-term disability benefits arising out of occurrences prior to the Employee Transition Date shall be the responsibility of Seller and its applicable Affiliates. Claims for workers’ compensation or long-term disability benefits for Transitioned Employees arising out of occurrences on or subsequent to the Employee Transition Date shall be the responsibility of Buyer or the Company. Nothing in this Section 7.10 shall be deemed or construed to (i) give rise to any rights, claims, benefits, or causes of action to any Employee or (ii) prevent, restrict, or limit Buyer or Seller or Seller’s Affiliates following the Employee Transition Date from modifying or terminating its pension or other benefit plans, programs or policies from time to time as they may deem appropriate.

(f) Seller and its applicable Affiliates shall be responsible for compliance with and any liability under Section 4980B of the Code and Sections 601 through 608 of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA) with respect to any COBRA-qualifying events that occur on or before the Closing Date for any Employees and their spouses and dependents. Buyer shall be responsible for compliance with and liability under COBRA with respect to any COBRA-qualifying events that occur after the Closing Date for any Transitioned Employees and their spouses and dependents.

(g) Buyer agrees to provide any required notice under and to otherwise comply with any requirements or obligations imposed by the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or any similar statute, with respect to any event affecting Transitioned Employees occurring on or after the Closing. Buyer shall indemnify and hold harmless Seller with respect to any liability under the WARN Act or similar statute arising from any event affecting the Transitioned Employees that occurs on or after Closing.

(h) For a period of not less than six (6) years from the Closing Date, Buyer shall not, and shall cause the Company to not, amend or modify the Company’s organizational documents as in effect as of the Closing Date to reduce or eliminate the indemnification or exculpation rights of current or former officers, directors, or employees of the Company or otherwise change those rights in any way adverse to such officers, directors or employees.

(i) To the extent permitted by applicable law, Seller and Buyer agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by this Agreement.

SECTION 7.11 Accounting Matters.

(a) Following the date of this Agreement, Seller shall, and shall cause its Affiliates to, upon Buyer’s reasonable request, provide Buyer and Buyer’s representatives reasonable access to Seller’s and its applicable Affiliates’ books, records and personnel to the extent necessary for Buyer or Buyer’s Affiliates to prepare audited financial statements covering the Company for the three-year period ended December 31, 2006 and the six-month period ended June 30, 2007. Seller shall retain all books and records necessary for Buyer or Buyer’s Affiliates to be able to perform such activities for a period of three (3) years from the Closing.

(b) Buyer will cooperate with, and provide such assistance as may be requested by, Seller after the Closing Date to assist Seller in completing any accounting reports required to properly reflect the status of the Company through the Closing Date, including the furnishing of accounting information within Seller’s established monthly reporting deadlines and the furnishing of typical supporting documentation for any accounting reports.

SECTION 7.12 Restrictive Covenants.

(a) Until the termination of this Agreement, in accordance with its terms, each Party agrees that such Party will not, and will cause each of its respective officers, directors, managers, employees, agents or representatives (including any financial or legal advisors or other representatives) not to, directly or indirectly, (i) solicit, initiate or encourage or facilitate

(including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any transaction involving, or in any way relating to, the Company or the Company Assets other than the transactions contemplated by this Agreement (a “Competing Transaction”), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with any Person in connection with, a Competing Transaction, or (iii) enter into any agreement regarding any Competing Transaction.

(b) For a period of one (1) year following the Closing Date, Seller shall not, directly or indirectly solicit, or attempt to persuade, influence or induce, or assist any other Person in so soliciting, persuading, influencing or inducing, any Employee to terminate his or her employment relationship or the services such Employee provides to the Company (except as contemplated in connection with the transactions provided for in the Transaction Documents), or to accept any other employment or position unless (in each case prior to any such solicitation, persuasion, influence or inducement) such Employee is no longer employed by Seller or, following the Closing, Buyer or Buyer’s Affiliates; provided, however, that Seller shall not be precluded from hiring any employee who (i) initiates discussions regarding such employment without any direct solicitation by Seller, (ii) responds to any public advertisement placed by Seller, or (iii) has been terminated by the Company prior to commencement of employment discussions between Seller and such employee. Seller acknowledges that the purpose of this covenant is to enable the Company to maintain a stable workforce in order to remain in Business, and that it would disrupt, damage, impair and interfere with the Company’s Businesses if Seller were to engage in the solicitation prohibited hereby.

(c) In the event a judicial or arbitral determination is made that any provision of this Section 7.12 constitutes an unreasonable or otherwise unenforceable restriction against Seller or its Affiliates, the provisions of this Section 7.12 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller or its Affiliate. In this regard, any judicial authority construing this Agreement shall be empowered to sever any prohibited activity or any time period from the coverage of this Section 7.12 and to apply the provisions of this Section 7.12 to the remaining activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 7.12 is determined not to be specifically enforceable, Buyer shall nevertheless be entitled to recover monetary damages actually incurred as a result of the breach of such provision by Seller or its Affiliates.

SECTION 7.13 Notices of Certain Events.

Seller shall notify Buyer, promptly upon Seller’s receipt of Knowledge thereof, of the following:

(a) any change or event arising after the date hereof that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or otherwise result in any representation or warranty of Seller hereunder being inaccurate in any material respect;

(b) the commencement after the date hereof of any suit, action, claim, arbitration or investigation against Seller relating to or involving or otherwise affecting the Business or the Company that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.6; and

(c) any modification, supplement or amendment of the Seller Disclosure Schedule pursuant to Section 7.14.

SECTION 7.14 Supplements to Schedule.

From time to time until the Closing, Seller shall promptly modify, supplement or amend the Seller Disclosure Schedule with respect to any matter that (i) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Seller Disclosure Schedule, (ii) is necessary to correct any information in the Seller Disclosure Schedule that is inaccurate or (iii) must be added to the Seller Disclosure Schedule in order to include information that was inappropriately omitted therefrom. No modification, supplement or amendment to the Seller Disclosure Schedule pursuant to this Section 7.14 or any notification pursuant to Section 7.13 shall have any effect for purposes of determining (i) satisfaction of the conditions set forth in Article IX or (ii) whether a Person is entitled to indemnification under Section 11.4, but shall for all other purposes (other than determining such entitlement to indemnification) amend and cure any misrepresentation, breach of warranty, breach of covenant and breach of this Agreement. If the Closing occurs, Buyer shall be deemed to have waived any condition in Section 9.1 related to any matters disclosed to Buyer pursuant to any such modification, supplement, or amendment after the date hereof but prior to the Closing. Except to the extent inconsistent with Sections 7.13 and 7.14, references in this Agreement to the Seller Disclosure Schedule at any time after the date hereof shall be to the Seller Disclosure Schedule as it may then be modified, supplemented, or amended.

SECTION 7.15 Merger of the Company and Westside.

Prior to the Closing, Seller shall cause the Company and Westside to be merged with and into newly-formed Michigan single-member limited liability companies in accordance with Michigan law with all related documents and instruments to be in form and substance mutually satisfactory to Seller and Buyer in their respective reasonable judgments; provided, however, that such merger documents may provide that the names shall be changed to names designated by Buyer at least five Business Days prior to the Closing Date that is consistent with the provisions of Section 7.6; provided further that if Buyer fails to timely designate such names, then Seller may choose new names that comply with the provisions of Section 7.6 and change such names to those new names in connection with the merger. Upon the effectiveness of the mergers of the Company and Westside, respectively, into the new single-member limited liability company and thereafter, neither Seller nor any of its Affiliates will make an election or take any action resulting in either the Company or Westside being treated as anything other than an entity disregarded from its owner for United States federal income Tax and State Income Tax purposes, and Seller and its Affiliates will file all United States federal income Tax Returns and State Income Tax Returns in a manner consistent with such disregarded entity status. The parties agree that for federal income Tax and State Income Tax purposes the purchase of Shares will be treated as a purchase of the interests in a disregarded entity and thus as a purchase of the assets of the Company.

SECTION 7.16 Further Assurances.

Upon the terms and subject to the conditions herein provided, the Parties shall use commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party hereto in doing, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of any of the Parties, (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or thereunder, and (c) the execution and delivery of such instruments, and the taking of such other actions as the other Party hereto may reasonably require in order to carry out the intent of this Agreement.

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to effect the transactions contemplated hereby shall be subject to the deliveries required pursuant to Section 2.4(c), and the fulfillment, or written waiver by Seller, at or prior to the Closing, of each of the following conditions:

SECTION 8.1 Representations and Warranties of Buyer True.

The representations and warranties of Buyer contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such date unless limited by their terms to a prior date and except as individually or in the aggregate will not have a Buyer Material Adverse Effect.

SECTION 8.2 Performance.

Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants, and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing.

SECTION 8.3 Certificates.

Buyer shall have furnished Seller with such certificates to evidence its compliance with the conditions set forth in Sections 8.1 and 8.2 as Seller may reasonably request.

SECTION 8.4 No Injunction or Proceeding.

No statute, rule, regulation, executive order, decree, preliminary or permanent injunction, or restraining order shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby.

SECTION 8.5 Completion of Mergers.

The mergers contemplated by Section 7.15 shall have been consummated as provided therein.

SECTION 8.6 Buyer Material Adverse Effect.

There shall not have occurred and be continuing any Buyer Material Adverse Effect.

ARTICLE IX

CONDITIONS TO BUYER’S OBLIGATIONS

The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the deliveries required pursuant to Section 2.4(b), and the fulfillment, or written waiver by Buyer, at or prior to the Closing, of each of the following conditions:

SECTION 9.1 Representations and Warranties of Seller True.

The representations and warranties of Seller contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at and as of such date, unless limited by their terms to a prior date and except as will not individually or in the aggregate have a Material Adverse Effect.

SECTION 9.2 Performance by Seller.

Seller shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

SECTION 9.3 Certificates.

Seller shall have furnished Buyer with such certificates to evidence its compliance with the conditions set forth in Sections 9.1 and 9.2 as Buyer may reasonably request.

SECTION 9.4 No Injunction or Proceeding.

No statute, rule, regulation, executive order, decree, preliminary or permanent injunction, or restraining order shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby.

SECTION 9.5 Third Party Consents.

Seller shall have obtained any Consents, authorizations, approvals, and waivers necessary pursuant to any third party agreements or required by any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement, and such Consents, authorizations, approvals and waivers shall be in full force and effect as of the Closing.

SECTION 9.6 Completion of Mergers.

The mergers contemplated by Section 7.15 shall have been consummated as provided therein.

SECTION 9.7 Intellectual Property.

Seller or its applicable Affiliates shall have licensed or sub-licensed to Buyer or the Company or shall have caused a license to be issued to the Company for the DTE Software listed on Seller Disclosure Schedule 7.1(c).

SECTION 9.8 HSR Act Approval.

Any waiting period (including any extension thereof) applicable to the purchase and sale of the Shares to Buyer under the HSR Act shall be terminated or expired.

SECTION 9.9 Hedges.

Seller will use commercially reasonable efforts to eliminate, transfer, dispose of or liquidate the hedges by the Closing Date, but, to the extent it does not, Seller will indemnify and hold Buyer harmless for the costs and expenses arising from or related to such Hedges.

SECTION 9.10 Completion of Buyer’s Independent Investigation.

Buyer and its representatives shall have discovered nothing in their investigation pursuant to Section 7.7(a) (excepting such matters as are disclosed, and only to the extent of the disclosure, in the Seller Disclosure Schedule) which would reasonably be expected to result in a Material Adverse Effect. Notwithstanding anything to the contrary contained herein, if Seller has not received, on or before 5:00 p.m. New York time on the 21st day following the first Business Day following the date of this Agreement, a notice from Buyer (a) describing such unsatisfactory discoveries made during its investigation under Section 7.7(a) that result in a Material Adverse Effect, and (b) announcing its decision to terminate this Agreement pursuant to Section 11.1(f), the rights provided by this Section 9.10 shall be deemed irrevocably waived by Buyer.

SECTION 9.11 Disposition of Subsidiaries.

Seller shall have caused Company to sell, transfer, liquidate, or otherwise dispose of the Subsidiaries set forth on Seller Disclosure Schedule 3.2(c); except for Westside (and its interest in Terra), which will remain as a Subsidiary of the Company; provided, however that Seller will cause the Excluded Assets to be transferred, sold, or assigned out of Westside prior to the Closing Date. Further, to the extent that any Excluded Assets are not transferred prior to the Closing Date, Buyer will cause the Company to transfer such Excluded Assets to Seller, or its designee, after the Closing Date upon the request of Seller or promptly upon learning that such Excluded Assets have been retained.

On or before the 15th day following the first Business Day following the date of this Agreement, Buyer will notify Seller in writing only if it wishes Seller to dispose of its interest in Westside (the “Disposition Notice”). In the event Buyer fails to provide such Disposition Notice to Seller on or before such 15th day, then Buyer shall be deemed to have waived its rights regarding the disposition of Westside as set forth above. Following, such Disposition Notice and prior to the Closing, the Company shall transfer its interest in Westside to Seller or Seller’s designee, and all references to Westside, Terra and the Custer Plant will be deleted from this Agreement, but no change shall be made in any other provision, including those provisions relating to the Initial Purchase Price.

SECTION 9.12 Material Adverse Effect.

Giving full effect to the waiver set forth in Section 9.10 above, from and after the 21st day following the first Business Day following the date of this Agreement until the Closing Date, there shall not have occurred and be continuing any Material Adverse Effect.

SECTION 9.13 DTE Plants.

Buyer or its Affiliate and Seller or its applicable Affiliate shall have entered into a mutually agreeable operating agreement similar to the form of Exhibit A attached hereto pursuant to which Buyer or its Affiliate will operate the plants listed on Seller Disclosure Schedule 9.13 (the “DTE Plants”).

SECTION 9.14 Extension of Gathering and Processing Agreements.

Sellers shall use commercially reasonable efforts to cause the term under each of the agreements listed on Seller Disclosure Schedule 9.14 to be extended for a period ending no earlier than December 31, 2010.

SECTION 9.15 Termination of Certain Agreements.

The agreements set forth in Seller Disclosure Schedule 9.15 shall have been terminated on or before the Closing Date.

ARTICLE X

GUARANTY

SECTION 10.1 Guaranty.

Buyer Parent hereby unconditionally and irrevocably guarantees all obligations of Buyer now or hereafter existing under this Agreement, and any and all expenses (including counsel fees and expenses) incurred by Seller in enforcing any rights under the Guaranty.

Seller Parent hereby unconditionally and irrevocably guarantees all obligations of Seller now or hereafter existing under Section 11.4 and any and all expenses (including counsel fees and expenses) incurred by Buyer in enforcing any rights under Section 11.4.

The respective undertakings of Seller Parent and Buyer Parent contained in this Article X are each referred to as the “Guaranty,” and the obligations of Buyer now or hereafter existing under this Agreement and the obligations of Seller now or hereafter existing under Section 11.4 are each hereinafter referred to as the “Obligations.”

Buyer and Buyer Parent agree that Seller Parent shall have no obligation under this Agreement except the Guaranty.

SECTION 10.2 Guaranty Absolute.

Each of Buyer Parent, with respect to Buyer, and Seller Parent, with respect to Seller, guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Seller with respect thereto. The liability of Buyer Parent or Seller Parent, as applicable, under this Guaranty shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

(d) any other circumstance which might otherwise constitute a defense available to, or a discharge of Buyer or Buyer Parent, on the one hand, or Seller or Seller Parent, on the other hand.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by (i) Seller upon the insolvency, bankruptcy or reorganization of Buyer or otherwise, or (ii) Buyer upon the insolvency, bankruptcy or reorganization of Seller or otherwise, all as though such payment had not been made.

SECTION 10.3 Waivers.

(a) Each of Buyer Parent, with respect to its Obligations, and Seller Parent, with respect to its Obligations, hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty.

(b) Each of Buyer Parent, with respect to its Obligations, and Seller Parent, with respect to its Obligations, hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against Buyer, or Seller, respectively, that arise from the existence, payment, performance or enforcement of Buyer Parent’s or Seller Parent’s respective obligations under this Guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Seller against the Buyer (with respect to Buyer Parent’s Obligations), or of Buyer against Seller (with respect to Seller Parent’s Obligations), whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Buyer or Seller, respectively, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to Buyer Parent or Seller Parent in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Obligations and all other amounts payable under this Guaranty and the termination date, such amount shall be held in trust for the benefit of Seller and or Buyer, as applicable, and shall forthwith be paid to Seller or Buyer, respectively, to be credited and applied to the Obligations and all other amounts payable under this Guaranty, in accordance with the terms of this Agreement and this Guaranty, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. Each of Buyer and Seller acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and this Guaranty and that the waiver set forth in this Section 10.3(b) is knowingly made in contemplation of such benefits.

SECTION 10.4 Continuing Guaranty.

This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full of the Obligations and all other amounts payable under this Guaranty, (b) be binding upon Buyer Parent and Seller Parent, as applicable, and their respective successors and assigns, and (c) inure to the benefit of and be enforceable by Seller, with respect to Buyer Parent’s Obligations, and Buyer, with respect to Seller Parent’s Obligations, and their respective successors, transferees and assigns.

ARTICLE XI

TERMINATION AND ABANDONMENT; INDEMNIFICATION

SECTION 11.1 Termination.

This Agreement may be terminated:

(a) by mutual written consent of Buyer and Seller at any time prior to the Closing;

(b) by Buyer or Seller, if the Closing shall not have occurred on or before August 1, 2007, except that Buyer and Seller shall have the right, in their mutual discretion, to extend this time period in this Section 11.1(b); provided that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to a party whose failure to perform any of its obligations required to be performed under this Agreement prior to Closing resulted in the failure of the Closing to be consummated by such date;

(c) by Buyer or Seller at any time prior to the Closing, if any Governmental Entity shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling, or other action shall have become final and nonappealable;

(d) by Buyer or Seller if the aggregate amount of Title Defects and Environmental Defects alleged in the Title Defect Notices or Environmental Defect Notices exceeds 10% of the Initial Purchase Price (provided that for the purposes of this Section 11.1(d), the total amount of alleged Title Defects and Environmental Defects will be calculated without regard to the monetary limitations set forth in the definition of Environmental Defect in Section 1.1, the definition of Title Defect in Section 4.1(f)(ii)B, and the Title Defect Basket;

(e) by the non-breaching Party at any time prior to the Closing in the event of a material breach of any covenant or agreement under this Agreement that remains uncured for ten (10) days following notice to the breaching Party; or

(f) by Buyer in accordance with Section 9.10 on or before 5:00 p.m. New York time on the twenty-first (21st) day following the first Business Day following the date of this Agreement.

SECTION 11.2 Procedure and Effect of Termination.

Termination of this Agreement pursuant to Section 11.1 by one Party shall be by written notice to the other Party, and, except as set forth below, shall be effective upon delivery of such notice. Upon such termination, this Agreement shall terminate and be void and be of no further effect other than in respect of obligations specified herein to survive termination, and the transactions contemplated hereby shall be abandoned without liability to Buyer Group or Seller Group. Each Party shall be thereupon fully released and discharged from any liability or obligation under or resulting from this Agreement and Buyer shall not have any other remedy or cause of action under or relating to this Agreement; provided that the obligations of Buyer under the Confidentiality Agreement and the obligations of the Parties under this Section 11.2 and Sections 11.3(c), 11.4(k), 12.6, 12.7, and 12.8 shall remain valid and in full force and effect.

If this Agreement is terminated as provided herein:

(a) Buyer shall, upon request of Seller, redeliver, and shall cause its respective agents (including attorneys and accountants) to redeliver, all documents, work papers and other material of Seller or the Company relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, or certify the destruction thereof. All information received by Buyer with respect to the business, operations, assets, or financial condition of Seller, the Company, the Business or the Properties, including in respect of the negotiation of this Agreement, shall remain subject to the Confidentiality Agreement;

(b) all information received by Seller with respect to the business, operations, assets, or financial condition of Buyer, including in respect of the negotiation of this Agreement, shall remain subject to the Confidentiality Agreement; and

(c) except as otherwise expressly set forth herein, no Party to this Agreement shall have any liability hereunder to any other party, except (i) for any breach by such Party of the terms and provisions of this Agreement, (ii) as stated in this Section 11.2, and (iii) as provided in the Confidentiality Agreement.

SECTION 11.3 Survival of Representations and Warranties and Covenants; Indemnification Time Limits; Limitations.

(a) The representations and warranties of Seller and Buyer contained herein shall survive through 5:00 p.m. New York time on the date that is one (1) year following the Closing Date, except for (i) representations and warranties with respect to organization, authority, validity and enforceability, which shall survive the Closing without expiration, and (ii) representations and warranties contained in Section 3.12, which shall survive until twenty (20) days following the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions). Thereafter, such representations and warranties shall cease to be of any force or effect, and all liability with respect to such representations and warranties shall thereupon be extinguished. Indemnification obligations arising pursuant to Sections 11.4(a)(iv) or 11.4(a)(v) shall survive until twenty (20) days following the expiration of the statute of limitations applicable to the underlying claim. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms.

(b) Except for the representations and warranties set forth in Article III and the certificate delivered pursuant to Section 9.3 and the certificate delivered pursuant to Section 9.3, Seller is not making any other representations or warranties, written or oral, statutory, express or implied, concerning the Shares, the Business, the Oil and Gas Properties or the assets or Liabilities of the Company, Westside or Terra. Buyer acknowledges that, except as expressly provided in this Agreement, Seller has not made, and that Seller hereby expressly disclaims and negates, and Buyer hereby expressly waives, any representation or warranty, express, implied, at common law, by statute, or otherwise and Buyer hereby expressly waives and relinquishes any and all rights, claims, and causes of action against Seller and any of its Affiliates and representatives in connection with the accuracy, completeness, or materiality of any information, data, or other materials (written or oral) heretofore furnished to Buyer and its Affiliates or representatives by or on behalf of Seller or any of its Affiliates or its representatives in connection therewith. Without limiting the foregoing, Seller is not making any representation or warranty to Buyer with respect to any financial projection or forecast relating to the Business, or, other than as specifically set forth herein, the assets or Liabilities of the Company. With respect to any projection or forecast delivered on behalf of Seller to Buyer or its Affiliates or representatives, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it, and (iv) it shall have no claim against Seller or any of its Affiliates or representatives with respect thereto.

(c) Under no circumstances shall any Party be liable to any other Party for consequential, incidental, or punitive damages, including damages for lost profits or other speculative damages. Notwithstanding the foregoing, in the event of a breach of this Agreement by Buyer that results in the termination of this Agreement in accordance with its terms, the Parties expressly agree that any costs and expenses arising from or related to Seller’s obligation to eliminate or dispose of the Hedges pursuant to Section 9.9 will be and are direct and recoverable damages of Seller.

SECTION 11.4 Indemnification.

(a) From and after the Closing and subject to the time limitations set forth in Section 11.3(a), Seller shall indemnify and hold harmless, subject to the limitation set forth in this Section 11.4, Buyer and its Affiliates and their respective officers, directors, agents, representatives, employees, successors, and assigns (the “Buyer Group”) against any Damages arising from or in connection with (i) the failure of Seller to duly perform or observe any term, provision, covenant, or agreement to be performed or observed by Seller pursuant to this Agreement, (ii) any inaccuracy of any representation or warranty made by Seller hereunder, (iii) Claims against the Company or the Business accruing or arising prior to the Closing Date, (iv) any liabilities that Buyer does not assume under Section 7.10(e), (v) any Excluded Assets and liabilities or obligations associated with the Excluded Assets, or (vi) any liabilities or obligations of any Subsidiary of the Company disposed of pursuant to Section 9.11, other than Westside and Terra, which subsidiaries remain with the Company, or arising from or relating to the disposition of any Subsidiary disposed of pursuant to Section 9.11, except to the extent of any Damages occasioned by the gross negligence, willful misconduct, or fraud of a member of the Buyer Group; provided that there shall be no duplication of Damages arising from or in connection with more than one of clauses (i)-(vi) above and provided further that Seller shall not be deemed to have breached any representation or warranty if (x) Buyer or any of its Affiliates or representatives, prior to the Closing Date, had actual knowledge (provided that actual knowledge for purposes of this Section 11.4(a) shall not be created by virtue of a modification, supplement or amendment of the Seller Disclosure Schedule correcting information which was incorrect as of the date of this Agreement or adding information which was inappropriately omitted as of the date of this Agreement) of the breach, or facts and circumstances constituting or resulting in a breach, of such representation or warranty and (y) Buyer consummated the transactions contemplated hereby notwithstanding such knowledge of the breach. Buyer covenants that it (and each of its Affiliates, including from and after the Closing, the Company and its Subsidiaries) shall not solicit or encourage third parties to commence any Proceedings or make any Claims against Buyer, the Company or any Subsidiary with respect to the Business for which the Buyer Group would be entitled to indemnification under this Section 11.4 and shall not disclose any information with the intent of soliciting or encouraging third parties to commence such Proceedings or make such Claims.

(b) From and after the Closing and subject to the time limitations set forth in Section 11.3(a), Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, agents, representatives, employees, successors, and assigns (the “Seller Group”) from and against any Damages to the extent they are the result of the failure of Buyer to duly perform or observe any term, provision, covenant, or agreement to be performed or observed by Buyer pursuant to this Agreement, except to the extent of any Damages occasioned by the gross negligence, willful misconduct, or fraud of member of the Seller Group; provided that Buyer shall not be deemed to have breached any representation or warranty if (x) Seller or any of its Affiliates or representatives, prior to the Closing Date, had actual knowledge of the breach, or facts and circumstances constituting or resulting in a breach, of such representation or warranty and (y) Seller did not notify Buyer of the breach and consummated the transactions contemplated hereby notwithstanding such knowledge of the breach.

(c) Except as otherwise may be ordered by a court of competent jurisdiction, Buyer Group and Seller Group shall bear their own costs, including counsel fees and expenses, incurred in connection with direct claims against Buyer and Seller, respectively, hereunder that are not based upon Claims.

(d) Notwithstanding anything herein to the contrary, no indemnification shall be available to Buyer Group under Section 11.4(a) or (other than as provided in Sections 4.1(b) and 7.3) to Seller Group under Section 11.4(b) unless and until the aggregate amount of Damages that would otherwise be subject to indemnification, exceeds Five Million Dollars ($5,000,000.00) (in each case, the “Deductible Amount”), in which case the party entitled to such indemnification shall be entitled to receive only the amounts in excess of the Deductible Amount. In addition, in calculating the Deductible Amount or Damages hereunder, all Damages that individually are less than Five Hundred Thousand Dollars ($500,000) shall be excluded in their entirety and Seller and Buyer in any event shall have no liability hereunder to Buyer or Seller, respectively, for such Damages; provided, however, that such Deductible Amount and individual threshold amount shall not apply to any indemnity relating to Taxes or for which indemnification is provided for under Section 11.4(a)(iv) or; provided further, however, that no claim relating to Taxes may be made under Section 11.4(a) for an amount less than $25,000 (the “Tax Threshold Amount”), but potential claims of less than the Tax Threshold Amount may be aggregated to reach the Tax Threshold Amount and the materiality qualifiers in Section 3.12 will be disregarded for this purpose..

(e) The maximum aggregate liability of Seller to Buyer under this Section 11.4 shall not exceed twenty percent (20%) of the Initial Purchase Price; provided, however, that such limitation on aggregate liability shall not apply to any indemnity relating to Taxes or for which indemnification is provided for under Section 11.4(a)(iv) or 11.4(a)(v).

(f) Any calculation of Damages for purposes of this Section 11.4 shall be (i) net of any insurance recovery made by the Indemnified Party (whether paid directly to such Indemnified Party or assigned by the Indemnifying Party to such Indemnified Party), (ii) net of any United States federal income Tax or State Income Tax benefit realized or the then present value based on a discount rate of 5% of any such Tax benefit to be realized by the Indemnified Party (or, where Buyer is the Indemnified Party, the Company) by reason of the facts and circumstances giving rise to the indemnification, and (iii) increased by the amount of any United States federal income Tax or State Income Tax required to be paid by the Indemnified Party on the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause (f)). For purposes of the preceding sentence, the amount of any State Income Tax benefit or cost shall take into account the United States federal income Tax effect of such benefit or cost.

(g) No indemnification shall be available for any action, claim or setoff for Damages subject to indemnification under this Section 11.4 after the dates specified in Section 11.3(a) and Section 11.4(h); provided, that a Claim Notice (as defined in Section 11.4(h)) given by the party hereto seeking indemnification (the “Indemnified Party”) to the party from which indemnification is sought (the “Indemnifying Party”) within the time periods set forth in Section 11.3(a) and Section 11.4(h) shall survive (and be subject to indemnification) until it is finally and fully resolved.

(h) In the event either party receives written notice of the commencement of any Proceedings, the written assertion of any Claim by a third party or the imposition of any penalty, assessment or judgment for which indemnity may be sought pursuant to this Section 11.4, and such party intends to seek indemnity from the other party pursuant to this Section 11.4, the Indemnified Party shall provide the Indemnifying Party with written notice (“Claim Notice”) of such Proceeding, Claim, penalty, assessment or judgment promptly (and in no event later than ten (10) days) after the Indemnified Party’s receipt of the written notice of such Proceeding, Claim, penalty, assessment or judgment; provided, however, that any Claim Notice must be received by the Indemnifying Party prior to the later of (i) the expiration of the applicable time limitations set forth in Section 11.3(a) or (ii) one (1) year.

(i) Upon receipt of a Claim Notice from an Indemnified Party, the Indemnifying Party may elect to assume the defense of any such Claim or any Proceeding resulting therefrom; provided, that the Indemnified Party may participate in such defense at its own expense; and provided, further, that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder (i) unless the Indemnified Party fails to deliver a proper Claim Notice prior to the date and time specified in Section 11.3(a) or (ii) unless and only to the extent that the Indemnifying Party is materially prejudiced thereby. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ its own counsel in any such action at the expense of the Indemnifying Party if (i) the employment of counsel by the Indemnified Party has been authorized by the Indemnifying Party, (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party) or counsel for the Indemnifying Party shall have declined to represent the Indemnified Party in light of a potential conflict of interest, or (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action.

(j) An Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party (which consent shall not unreasonably be withheld, delayed or conditioned), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all liability in respect of such claim or litigation. An Indemnified Party shall furnish such information regarding itself or the claim in question as such Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(k) The right of each Party hereto not to close the transactions contemplated hereby pursuant to Articles VIII or IX, the right to address Title Defects or Environmental Defects pursuant to Article IV or to terminate the Agreement pursuant to Section 11.1, or following Closing to assert indemnification claims and receive indemnification payments pursuant to this Section 11.4 shall be the sole and exclusive right and remedy exercisable by such Party with respect to any breach by the other Party hereto of any representation, warranty, or covenant in this Agreement.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Waivers and Amendments.

This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party or Parties waiving compliance. No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, or privilege, nor any single or partial exercise of any such right, power, or privilege preclude any further exercise thereof or the exercise of any other such right, power, or privilege.

SECTION 12.2 Entire Agreement.

This Agreement (including the Seller Disclosure Schedule, the Disclosure Schedules and any Exhibits hereto) constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter (other than the Confidentiality Agreement, which shall govern the Parties’, respective confidentiality obligations under this Agreement). Buyer and Seller expressly agree to be bound by the terms of the Confidentiality Agreement as if an original party thereto.

SECTION 12.3 Assignment.

This Agreement may not be assigned by a Party without the written consent of the other Party.

SECTION 12.4 Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

SECTION 12.5 Notices.

All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

(a) if to Seller, to:

MCN Energy Enterprises, Inc.

414 S. Main Street

Suite #600

Ann Arbor, MI 48104

Attention: Paul Teske

Facsimile: (734) 302-5336

Email: teskep@dteenergy.com

and

MCN Energy Enterprises, Inc.

2000 Second Avenue, 688 WCB

Detroit, Michigan 48226

Attention: Wendy Ellis

Facsimile: (313) 235-8500

Email: ellisw@dteenergy.com

(b) if to Buyer, to:

ATN Michigan, LLC

c/o Atlas Energy Resources

311 Rouser Rd.

P.O. Box 611

Moon Township, PA 15108

Attention: Richard D. Weber

Facsimile: (412) 262-4613

Email: rweber@atlasamerica.com

and:

Jones Day

717 Texas, Suite 3300

Houston, Texas 77002

Attention: Jeff Schlegel

Facsimile: (832) 239-3600

Email: jaschlegel@jonesday.com

(c) or to such other address or facsimile number as a Party may hereafter specify by like notice to the other Party. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified herein and the appropriate electronic confirmation is provided or (ii) the next Business Day if sent overnight by nationally recognized courier.

SECTION 12.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflicts of law rules thereof, except for matters dealing with real property, including oil and gas interests, which matters will be governed by and construed in accordance with the laws of the State of Michigan without reference to the conflicts of law rules thereof.

SECTION 12.7 Publicity; Communications.

Except as otherwise may be required by law, neither Seller nor Buyer shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the express prior written consent of the other Party, which shall not be unreasonably withheld.

SECTION 12.8 Jurisdiction; Forum.

(a) By the execution and delivery of this Agreement, Buyer submits to the personal jurisdiction of any state or federal court in the State of New York in any suit or proceeding arising out of or relating to this Agreement.

(b) The Parties agree that the appropriate and exclusive forum for any disputes between any of the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of New York. The Parties further agree that the Parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by law, that final and non-appealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

SECTION 12.9 Waiver of Jury Trial.

EACH OF SELLER AND BUYER HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. SELLER AND BUYER ALSO WAIVE

ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 12.10 Descriptive Headings.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 12.11 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 12.12 Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

SECTION 12.13 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and, except as expressly set forth herein, nothing in this Agreement, express or implied, is intended by or shall confer upon any other Person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

[Remainder intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date first above written.

MCN ENERGY ENTERPRISES, INC.

By:
Name:	Gerard M. Anderson
Title:	President and Chief Operating Officer

DTE ENERGY COMPANY, solely with respect to Article X

By:
Name:	Gerard M. Anderson
Title:	President and Chief Operating Officer

ATN MICHIGAN, LLC

By:
Name:	Richard D. Weber
Title:	Authorized Person

ATLAS ENERGY RESOURCES, LLC, solely with respect to Article X

By:
Name:	Richard D. Weber
Title:	President and Chief Operating Officer